Exhibit 10.6
MEMBERSHIP INTEREST AND STOCK PURCHASE AGREEMENT
Among
RIGDON MARINE HOLDINGS, L.L.C. and
RIGDON MARINE CORPORATION,
as the Companies;
all the MEMBERS OF RIGDON MARINE HOLDINGS, L.L.C., and
the following SHAREHOLDERS OF RIGDON MARINE CORPORATION:
SHERWOOD INVESTMENT, L.L.C.,
JOHN J. TENNANT III IRREVOCABLE TRUST,
BRIAN M. BOWMAN IRREVOCABLE TRUST
and BOURBON OFFSHORE,
as Sellers;
and
GULFMARK OFFSHORE, INC.,
as Buyer
Dated as of May 28, 2008

TABLE OF CONTENTS

ARTICLE I	DEFINITIONS	1
1.1	Definitions	1

ARTICLE II	PURCHASE AND SALE OF EQUITY INTERESTS	1
2.1	Sale of Equity Interests	1
2.2	Base Purchase Price for Equity Interests	1
2.3	Establishment of Closing Working Capital Amount and Closing Adjustments to the Base Purchase Price	2
2.4	Post-Closing Adjustments to the Base Purchase Price	2
2.5	Escrow Amount	5
2.6	The Closing	5
2.7	The Seller Representative	5
2.8	Waivers of Rights of First Refusal	6

ARTICLE III	REPRESENTATIONS AND WARRANTIES CONCERNING THE TRANSACTION	6
3.1	Representations and Warranties of Sellers	6
3.2	Representations and Warranties of Buyer	9

ARTICLE IV	REPRESENTATIONS AND WARRANTIES CONCERNING THE COMPANIES	12
4.1	Due Organization and Authority	12
4.2	Authorization; No Contravention	12
4.3	Governmental Authorization; Third Party Consents	13
4.4	Compliance with Laws, Etc	13
4.5	Binding Effect	13
4.6	No Default or Breach	13
4.7	Capitalization	13
4.8	Subsidiaries and Joint Ventures	14
4.9	Vessels	15
4.10	Class Certificates, International Loadline and Certificates of Inspection for Vessels	15
4.11	Citizenship	16
4.12	Litigation	16
4.13	Environmental Matters	16
4.14	Financial Statements	17
4.15	Events Subsequent to Financial Statements	17
4.16	Tax Matters	18
4.17	Real and Personal Property	20
4.18	Intellectual Property	20
4.19	Material Contracts	21
4.20	Benefit Plans	22
4.21	Employees	22
4.22	Labor Relations; Compliance	22

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4.23	Insurance	23
4.24	Books and Records	23
4.25	Brokers’ Fees	23
4.26	Material Statements or Omissions	24

ARTICLE V	PRECLOSING COVENANTS	24
5.1	Covenants of Sellers	24
5.2	Covenants of Companies	25
5.3	Covenants of Sellers and the Companies	27
5.4	Mutual Covenants	28

ARTICLE VI	CONDITIONS TO THE OBLIGATIONS OF BUYER TO CLOSE	29
6.1	Delivery of the Equity Interests	29
6.2	Representations and Warranties	30
6.3	Compliance with this Agreement	30
6.4	Authorization, Execution and Delivery of Documents	30
6.5	Consents and Approvals	30
6.6	No Material Judgment or Order	30
6.7	No Litigation	31
6.8	Vessels	31
6.9	Financing	31
6.10	Real Estate Property Holding Corporation	31
6.11	Sellers’ Opinions	31
6.12	Company Opinions	31
6.13	No Material Adverse Effect	32
6.14	Bonus Payments and Phantom Stock Plan Settlement Amounts	32
6.15	Bourbon Affiliated Vessels Under Construction	32
6.16	Receipt and Releases	32

ARTICLE VII	CONDITIONS TO THE OBLIGATIONS OF SELLERS TO CLOSE	32
7.1	Payment of Cash Purchase Price	32
7.2	Delivery of Shares	32
7.3	Representations and Warranties	32
7.4	Compliance with this Agreement	32
7.5	Authorization, Execution and Delivery of Documents	33
7.6	Consents and Approvals	33
7.7	No Material Judgment or Order	33
7.8	No Litigation	33
7.9	Buyer Opinion	33
7.10	No Material Adverse Effect	34

ARTICLE VIII	TERMINATION	34
8.1	Termination of Agreement	34
8.2	Survival	35

ARTICLE IX	POST CLOSING COVENANTS	35
9.1	Employees and Employee Matters	35
9.2	Tax Matters	36

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9.3	Unavailable Vessels	37
9.4	Further Assurances	37
9.5	Litigation Support	38

ARTICLE X	INDEMNIFICATION	38
10.1	Survival of Representations and Warranties	38
10.2	Sellers’ Indemnification	39
10.3	Buyer Indemnification	39
10.4	Conditions of Indemnification	39
10.5	Limitations	40

ARTICLE XI	MISCELLANEOUS	41
11.1	Interpretation	41
11.2	Notices	41
11.3	Successors and Assigns; Third Party Beneficiaries	42
11.4	Amendment and Waiver	43
11.5	Counterparts	43
11.6	Headings	43
11.7	Governing Law; Consent to Jurisdiction	43
11.8	Severability	43
11.9	Remedies	44
11.10	Rules of Construction	44
11.11	Entire Agreement	44
ANNEXES

I	Defined Terms
II	Unavailable Vessel Allocation Amounts
EXHIBITS

A	Escrow Agreement
B	Non-Competition Agreement
C	Form of Opinion for Counsel to Sellers
D	Form of Opinion for Counsel to the Companies
E	Registration Rights Agreement
F	Form of Opinion for Counsel to Buyer
SCHEDULES

2.2(a)	Cash Distribution
2.2(b)	Share Distribution
2.3(a)	Closing Working Capital Amount
2.3(b)(i)	Phantom Stock Plan Settlement Amounts
3.1	Sellers’ Disclosure Schedule
3.2	Buyer’s Disclosure Schedule
IV	Companies’ Disclosure Schedule
5.2(b)(vii)	Permitted Employee Bonuses
6.4	Director, Manager and Officer Resignations
6.15	Bourbon Affiliated Vessels under Construction
9.1	Employees

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MEMBERSHIP INTEREST AND STOCK PURCHASE AGREEMENT
     This MEMBERSHIP INTEREST AND STOCK PURCHASE AGREEMENT, dated as of May 28, 2008 (this “Agreement”), is entered into by and among RIGDON MARINE HOLDINGS, L.L.C., a Louisiana limited liability company (“RMH”); RIGDON MARINE CORPORATION, a Delaware corporation (“RMC; RMH and RMC each a “Company” and collectively, the “Companies”); all the members of RMH; and SHERWOOD INVESTMENT, L.L.C. (“Sherwood”), JOHN J. TENNANT III IRREVOCABLE TRUST (“Tennant Trust”), BRIAN M. BOWMAN IRREVOCABLE TRUST (“Bowman Trust”; Sherwood, Tennant Trust and Bowman Trust collectively, “Tennant”) and BOURBON OFFSHORE (f/k/a BOURBON OFFSHORE HOLDINGS, SAS), a French corporation (“Bourbon”), as shareholders of RMC (each of the members of RMH and the shareholders of RMC who are signatories hereto, collectively “Sellers”); and Gulfmark Offshore, Inc., a Delaware corporation (together, with any Subsidiary designated by it under Section 11.3, “GLF” or “Buyer”).
     WHEREAS, RMC owns and operates offshore support vessels to provide transportation of materials and supplies to and from offshore platforms and drilling rigs (the “Business”);
     WHEREAS, the members of RMH desire to sell their memberships interests in RMH (the “RMH Interests”) to Buyer;
     WHEREAS, the shares of Common Stock in RMC that are not owned by RMH are owned by Tennant and Bourbon, and they desire to sell their shares in RMC (the “RMC Shares”) to Buyer (the RMH Interests and the RMC Shares collectively, the “Equity Interests”); and
     WHEREAS, Buyer desires to purchase the Equity Interests;
     NOW, THEREFORE, in consideration of the mutual covenants and agreements set forth herein and for good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, the parties hereto agree as follows:
ARTICLE I
DEFINITIONS
     1.1 Definitions. Certain capitalized terms used in this Agreement shall have the meanings indicated in Annex I.
ARTICLE II
PURCHASE AND SALE OF EQUITY INTERESTS
     2.1 Sale of Equity Interests. On and subject to the terms and conditions of this Agreement, Buyer agrees to purchase from Sellers, and each Seller agrees to sell to Buyer, the Equity Interests for the consideration specified below in this Article II.
     2.2 Base Purchase Price for Equity Interests. Buyer agrees to pay to Sellers for the purchase of the Equity Interests as designated on Schedule 2.2(a) an aggregate base purchase price of Two Hundred Seventy-Five Million Dollars ($275,000,000) (the “Base Purchase Price”), consisting of One Hundred Fifty Million Dollars ($150,000,000) in cash (the “Cash Purchase

Price”) and 2,085,700 shares (the “Shares”) of GLF’s Common Stock, par value $.01 (the “GLF Common Stock”) valued, by agreement of the Parties, at One Hundred Twenty-Five Million Dollars ($125,000,000). The Cash Purchase Price, as adjusted by Section 2.3(b), less the Escrow Deposit, will be paid by Buyer to Sellers at the Closing by bank wire transfer of immediately available funds to an account designated in writing by the Seller Representative at least two (2) Business Days prior to the Closing. At the Closing, subject to adjustment in accordance with Section 2.2(c), Buyer shall deliver the Shares to the Seller Representative for distribution to Sellers, as designated on Schedule 2.2(b).
     2.3 Establishment of Closing Working Capital Amount and Closing Adjustments to the Base Purchase Price.
     (a) Establishment of Closing Working Capital Amount. Schedule 2.3(a) contains a net working capital statement, prepared in accordance with GAAP, of the combined Companies as of the close of business on April 30, 2008 (the “Closing Working Capital Amount”).
     (b) Closing Adjustments to the Cash Purchase Price.
     (i) The Cash Purchase Price shall be reduced by the amount to settle all amounts due under the Companies’ phantom stock plan as a result of the transactions contemplated by this Agreement, which is Three Million, One Hundred Twenty One Thousand, One Hundred and Eleven ($3,121,111) as reflected in Schedule 2.3(b)(i) (the “Phantom Stock Plan Settlement Amounts”), which will be paid by the Company prior to the Closing.
     (ii) The Cash Purchase Price shall be reduced in accordance with Section 6.8.
     (c) Closing Adjustments to the Number of Shares. If at any time during the period between the date of this Agreement and the Closing Date, there is (i) any change in the outstanding GLF Common Stock that occurs by reason of any reclassification, recapitalization, stock split or combination, exchange or readjustment of shares, or any stock dividend thereon; or (ii) any cash dividend or other distribution (other than a regular quarterly dividend not in excess of that paid in the prior quarter) paid with respect to the GLF Common Stock; the number of Shares to be delivered to Sellers shall be appropriately adjusted to provide Sellers the same economic benefit as contemplated by this Agreement prior to such event.
     2.4 Post-Closing Adjustments to the Base Purchase Price.
     (a) In General. The Base Purchase Price shall also be subject to upward or downward adjustment after Closing (the “Post-Closing Adjustment”) in the manner (i) set forth in this Section 2.4 based upon a comparison of the Closing Working Capital Amount and the Final Working Capital Amount, and (ii) as set forth in Section 9.3, to the extent such adjustment is known as of the date that the Adjustment Amount Statement is finalized under Sections 2.4(b) or (c). If the Adjustment Amount Statement, as modified, reports that the Final Working Capital Amount is in excess of One Million Dollars

($1,000,000) greater than the Closing Working Capital Amount, the amount in excess of One Million Dollars ($1,000,000) will be due to Sellers from Buyer (“Seller Final Closing Adjustment Amount”) and shall be paid to the Seller Representative, together with interest thereon from the Closing Date to the date of payment, within five (5) Business Days following the date when the same shall be determined finally in accordance with this Section 2.4. If the Adjustment Amount Statement, as modified, reports that the Final Working Capital Amount is an amount in excess of One Million Dollars ($1,000,000) less than the Closing Working Capital Amount, the amount in excess of One Million Dollars ($1,000,000) less will be due to Buyer from Sellers (“Buyer Final Closing Adjustment Amount”) and shall be paid to Buyer by the Seller Representative on behalf of Sellers, together with interest thereon from the Closing Date to the date of payment, from the Escrow Funds within five (5) Business Days following the date when the same shall be determined finally in accordance with this Section 2.4. Either the Seller Final Closing Adjustment Amount or the Buyer Final Closing Adjustment Amount shall hereafter be called the “Final Closing Adjustment Amount.” In addition, any post-Closing adjustment to the Base Purchase Price determined pursuant to Section 9.3 shall be paid to Buyer by the Seller Representative on behalf of Sellers and may be paid from available Escrow Funds.
     (b) Transaction Expenses. Prior to and after the Closing, the Companies will pay or accrue the actual and estimated expenses related to the transactions contemplated by this Agreement for the Companies and for Sellers, including all change in control and severance payments, all Company employment taxes related to these expenses and the Phantom Stock Plan Settlement Amounts, the cost to prepare the Companies and Seller’s information for inclusion in the Notification and Report Forms under the HSR Act, the cost to prepare all Tax Returns relating to the period prior to the Closing Date pursuant to Section 9.2(c), and all legal and accounting fees and other costs incurred by the Companies and Sellers through the Closing (collectively, the “Transaction Expenses”).
     (c) Final Working Capital Amount and Adjustment Amount Statement. Within forty-five (45) days after the Closing, Buyer shall prepare and submit to the Seller Representative a working capital statement calculating the working capital amount as of the close of business on the Closing Date, following the format set forth in Schedule 2.3(a), prepared in accordance with GAAP, of the Companies (the “Final Working Capital Amount”), and comparing the Final Working Capital Amount with the Closing Working Capital Amount (the “Adjustment Amount Statement”). In preparing the Adjustment Amount Statement: (x) the Transaction Expenses will be reflected as liabilities in the Final Working Capital Amount, (y) the Phantom Stock Plan Settlement Amounts included as part of the Transaction Expenses will be added back to the Final Working Capital Amount to prevent a duplicate charge to Sellers, and (z) all attorneys’ fees, costs, expenses, bank fees, break-up fees, prepayment fees and other fees, charges, costs and expenses associated with the financing of the transaction contemplated by Section 6.9 of this Agreement shall not be included in the Final Working Capital Amount but shall be for the account of Buyer.
     (i) If within thirty (30) days following its receipt of the Adjustment Amount Statement, the Seller Representative does not provide written notice to

Buyer of any objection to such calculations, then the Adjustment Amount Statement shall be binding on the Parties for purposes of the Post-Closing Adjustment contemplated by this Section 2.4.
     (ii) If, however, the Seller Representative gives timely written notice of such objection under the previous subsection to the calculations, and the Seller Representative and Buyer resolve their disagreements within fifteen (15) Business Days of Buyer’s receipt of such notice, then, as to any disputes that are resolved the Adjustment Amount Statement, as modified by the mutual agreement of the Parties, shall be binding on the Parties for purposes of the Post-Closing Adjustment contemplated by this Section 2.4.
     (d) Resolving Disputes. If the Seller Representative provides timely written notice of an objection and the Parties are not able to resolve their disagreements within fifteen (15) Business Days of Buyer’s receipt of such notice, then Buyer and the Seller Representative shall promptly (in any event within ten (10) Business Days after such fifteen (15) Business Day period) refer their remaining differences to PriceWaterhouseCoopers, LLC or any other nationally recognized firm of independent certified accountants mutually agreed upon by the Seller Representative and Buyer (the “Selected Accountants”). Acting as experts and not arbitrators, the Selected Accountants shall determine, but only with respect to the remaining differences between Buyer and the Seller Representative so submitted, any necessary adjustments to the (A) Final Working Capital Amount, (B) the Adjustment Amount Statement and (C) the Final Closing Adjustment Amount. The Final Working Capital Amount, the Adjustment Amount Statement and the Final Closing Adjustment Amount with such adjustments, if any, determined by the Selected Accountants shall constitute the Final Working Capital Amount, the Adjustment Amount Statement and the Final Closing Adjustment Amount. The determinations and adjustments made by the Selected Accountants shall be based solely on presentations with respect to the disputed items by Buyer and Seller Representative to the Selected Accountants and not on the Selected Accountants’ independent review or audit. Buyer and Seller Representative shall use their reasonable efforts to make their presentations as promptly as practicable following submission to the Selected Accountants of the disputed items. Buyer and the Seller Representative shall each be entitled, as part of their presentations, to respond to the presentation of the other Party and any questions and requests of the Selected Accountants. In deciding any matter, the Selected Accountants (i) shall be bound by the provisions of this Section 2.4, including the methodology for calculation contained in Schedule 2.3(a), and (ii) may not assign a value to any item greater than the greatest value for such item claimed by either Buyer or the Seller Representative or less than the smallest value for such item claimed by Buyer or the Seller Representative. The Selected Accountants’ determination shall be made within forty-five (45) days after its engagement, or as soon thereafter as practicable. In the absence of manifest error, the Final Working Capital Amount, the Adjustment Amount Statement and the Final Closing Adjustment Amount as so determined shall be final, conclusive, non-appealable and binding on the Parties as to the Post-Closing Adjustments contemplated under this Section 2.4.

     2.5 Escrow Amount. At Closing, Buyer shall deposit Fifteen Million Dollars ($15,000,000) of the Cash Purchase Price with Amegy Bank N.A., as escrow agent (the “Escrow Agent”), by wire transfer of immediately available funds (the “Escrow Deposit”). The Escrow Deposit, together with all earnings thereon (collectively, the “Escrow Funds”), shall be held (a) to be paid to Buyer for any decrease in the Base Purchase Price due to the Post-Closing Adjustments under Sections 2.4 or 9.3; (b) to be paid to Buyer for indemnifiable Taxes under Section 9.2(a; and (c) to be paid to a Buyer Indemnified Party for any timely-made claim where such Person is entitled to indemnification under Article X. The Escrow Funds will be held, invested and disbursed as specified in an escrow agreement substantially in the form attached hereto as Exhibit A (the “Escrow Agreement”). The amounts remaining as Escrow Funds will be paid to the Seller Representative on behalf of Sellers as follows: (a) Five Million Dollars ($5,000,000) less the Buyer Final Closing Adjustment Amount, if any, on the sixth (6th) month anniversary of the Closing; (b) Seven Million Five Hundred Thousand Dollars ($7,500,000) after delivery of the last Vessel listed on Section 4.9(a) of the Companies’ Disclosure Schedule as being under construction; and (c) the remainder on the earlier to occur of the public announcement of Buyer’s audited year end results for the calendar year ending December 31, 2009 or April 30, 2010 (the “Release Date”); provided, however, in each case such payments shall be less any amounts deducted or paid out of Escrow Funds pursuant to this Article II, and subject to withholding for any pending claims against Sellers under Section 9.2(a) or Article X hereof.
     2.6 The Closing. Subject to the provisions of Section 8.1, The closing of the transactions contemplated by this Agreement (the “Closing”) shall take place at the offices of Strasburger & Price, LLP in Houston, Texas, commencing at 9:00 a.m. local time on the second Business Day following the satisfaction or waiver of all conditions to the obligations of the Parties to consummate the transactions contemplated hereby (other than conditions with respect to actions the respective Parties will take at the Closing itself) or such other date as Buyer and the Seller Representative may mutually determine (the “Closing Date”).
     2.7 The Seller Representative.
     (a) Appointment. Sellers hereby irrevocably designate and appoint Larry T. Rigdon as their representative and attorney-in-fact (the “Seller Representative”) through whom all actions by Sellers relating to this Agreement and the Escrow Agreement, including those acts as are required, authorized or contemplated by this Agreement or the Escrow Agreement for the settlement or defense of a Proceeding relating to Losses, shall be made or directed. Sellers agree that the person acting as the Seller Representative shall be the only person authorized to take any action so required, authorized or contemplated by this Agreement or the Escrow Agreement on behalf of Sellers. The foregoing appointment and designation shall be deemed to be coupled with an interest and shall survive the disability, death or incompetency of any Seller. Buyer is and shall be entitled to rely on any action so taken or any notice given by the Seller Representative and entitled and authorized to give notices only to the Seller Representative for any notice contemplated by this Agreement or the Escrow Agreement to be given to a Seller. Payments made to the Seller Representative are binding to the same extent as though such payments were made directly to Sellers. Buyer shall have no responsibility or liability for any further delivery or application of the Base Purchase Price, as adjusted, it being agreed by Sellers that, as to the portion of the Base Purchase Price to be paid at the Closing, as adjusted, and by all Sellers as to any sums disbursed from the Escrow Funds or to be paid by Buyer to Sellers, Buyer and the Escrow Agent shall have to make payment only to the Seller Representative on behalf of them and Sellers, respectively, shall determine among themselves the amount due to each of them.
     (b) Authority. The Seller Representative shall receive and deliver notices on behalf of Sellers, and take all such action as may be necessary, appropriate, permitted or advisable to be taken by or on behalf of Sellers under the terms of this Agreement or the Escrow Agreement in order to consent to or waive any provision, pay, contest, arbitrate, litigate or settle any claim or alleged claim asserted hereunder upon receipt of instructions from a majority of Sellers (in each case based on the respective percentages of the Base Purchase Price each Seller is to receive or such other arrangement as Sellers may agree upon). Buyer shall be entitled to conclusively rely, without any independent verification or inquiry, on any such action taken by the Seller Representative as authorized herein, and each Seller hereby confirms that it, he or she shall have no claim or cause of action against Buyer by reason of any breach by the Seller Representative of his or her obligations hereunder.
     (c) Agents. The Seller Representative may perform his or her duties as the Seller Representative either directly or by or through his or her agents or attorneys and the Seller Representative shall not be responsible to the other Sellers for any misconduct or negligence on the part of any agent or attorney appointed with reasonable care by the Seller Representative.
     (d) Successor. Upon receiving notice of the death, incapacity or resignation of the Seller Representative, Sellers shall by majority vote appoint a successor to fill the vacancy; provided that notice thereof is given by the new Seller Representative to each of the other Parties hereto. Sellers may by such majority vote remove a Seller Representative with or without cause and appoint a successor, provided that notice thereof is given by the new Seller Representative to each of the other Parties hereto. The Seller Representative may resign if, and only if, he or she is simultaneously replaced with a substitute Seller Representative. Any Seller Representative appointed who is not a Seller shall be reasonably acceptable to Buyer.
     2.8 Waivers of Rights of First Refusal. By executing this Agreement, each Seller waives all rights of first refusal to purchase any Equity Interests it may have under the terms of the Companies’ corporate governance documents.
ARTICLE III
REPRESENTATIONS AND WARRANTIES CONCERNING THE TRANSACTION
     3.1 Representations and Warranties of Sellers. Except as set forth in the Sellers’ Disclosure Schedule attached as Schedule 3.1, each Seller jointly and severally represents and warrants to Buyer, as of the date hereof and as of the Closing Date, as follows:

     (a) Organization of Seller. Each Seller that is an entity is duly organized, validly existing and in good standing under the laws of its jurisdiction of incorporation or organization.
     (b) Authorization of Transaction. Each Seller that is an entity has full corporate or limited liability company power, as the case may be, and authority to execute, deliver and perform its obligations under this Agreement and each of the Transaction Documents to which it is a party.
     (c) Noncontravention. The execution, delivery and performance by each Seller of this Agreement and each of the other Transaction Documents to which it, he or she is a party, and the transactions contemplated hereby and thereby, (i) do not violate, conflict with or result in any breach or contravention of the certificate of incorporation or organization or bylaws, limited liability company agreement, or other equivalent corporate governance documents, as the case may be, of any Seller that is an entity, (ii) do not violate, conflict with or result in any breach or contravention of, or the creation of any Lien under, any Contractual Obligation of any Seller or any Requirement of Law applicable to any Seller, and (iii) do not violate any Orders against, or binding upon, any Seller.
     (d) Governmental Authorization; Third Party Consents. Except for the filings under the HSR Act and the expiration or termination of the applicable waiting period under the HSR Act, no approval, consent, compliance, exemption, authorization or other action by, or notice to, or filing with, any Governmental Authority or any other Person, and no lapse of a waiting period under any Requirement of Law, is necessary or required in connection with the execution, delivery or performance by, or enforcement against, any Seller of this Agreement and each of the other Transaction Documents to which it, he or she is a party or the transactions contemplated hereby and thereby.
     (e) Compliance with Laws, Etc. To each Seller’s Knowledge, such Seller is in compliance with all Requirements of Law. Each Seller is in compliance in all material respects with all Orders issued by any court or other Governmental Authority against such Seller. There is no existing or proposed Requirement of Law which could reasonably be expected to prohibit or restrict any Seller from consummating timely the transactions contemplated hereby, or otherwise materially adversely affect the ability of any Seller to consummate timely the transactions contemplated hereby.
     (f) Binding Effect. This Agreement has been, and as of the Closing Date this Agreement and each of the other Transaction Documents to which each Seller is a party will be, duly executed and delivered by each Seller, and this Agreement constitutes, and as of the Closing Date this Agreement and each of the other Transaction Documents to which each Seller is a party will constitute, the legal, valid and binding obligations of each Seller enforceable against each Seller in accordance with their respective terms, except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, fraudulent conveyance or transfer, moratorium or similar laws affecting the enforcement of creditors’ rights generally and by general principles of equity relating to enforceability (regardless of whether considered in a Proceeding at law or in equity including injunctive remedies and the remedy of specific performance).
     (g) Litigation. There are no claims pending, or to the Knowledge of any Seller, threatened at law, in equity, in arbitration or before any Governmental Authority involving any Seller which, if adversely determined, would reasonably be expected to have a material adverse effect on the ability of such Seller to consummate the transactions contemplated by this Agreement or which otherwise seeks to prohibit or inhibit consummation of the transactions contemplated by this Agreement.
     (h) Brokers’ Fees. No Seller has any liability or obligation to pay any fees or commissions to any broker, finder, or agent with respect to the transactions contemplated by this Agreement for which any Company or Buyer is or could become liable or obligated.
     (i) Equity Interests. Each Seller holds of record and owns the Equity Interests described in Section 3.1(i) of the Sellers’ Disclosure Schedule, free and clear of any restrictions on transfer (other than restrictions under the Securities Act and state securities laws and restrictions set forth in the corporate governance documents of the Companies), taxes, Encumbrances, options, warrants, purchase rights, claims, and demands. Other than the shares of Common Stock of RMC owned by RMH, the Equity Interests constitute all of the outstanding equity security interests of the Companies. The Equity Interests have been duly authorized, are validly issued, fully paid and nonassessable. No Seller is a party to any option, warrant, purchase right, or other contract or commitment that could require Seller to sell, transfer, or otherwise dispose of any Equity Interests or other equity security interests of the Companies (other than this Agreement). No Seller is a party to any voting trust, proxy, or other agreement or understanding with respect to the voting of the Equity Interests.
     (j) Investment Representations.
     (i) The Shares, when acquired by each Seller at the Closing, will be acquired for such Seller’s own account, for investment purposes and, except as otherwise contemplated by the Registration Rights Agreement, not with a view to, or for resale in connection with, any distribution or public offering thereof within the meaning of the Securities Act or applicable state securities laws.
     (ii) Each Seller understands that (A) the Shares have not been registered under the Securities Act by reason of their issuance in a transaction exempt from the registration and prospectus delivery requirements of the Securities Act and have not been qualified under any state securities laws on the grounds that the offering and sale of securities contemplated by this Agreement are exempt from registration thereunder, and (B) Buyer’s reliance on such exemptions is predicated on each Seller’s representations set forth herein.
     (iii) Each Seller receiving Shares as listed on Schedule 2.2(b) is an “Accredited Investor” as that term is defined in Rule 501 of Regulation D promulgated under the Securities Act. Each such Seller receiving Shares is able to bear the economic risk of the acquisition of the Shares pursuant to the terms of this Agreement, including a complete loss of the value to Seller of the Shares, for an indefinite period of time and has such knowledge and experience in financial or business matters that it is capable of evaluating the merits and risks of its acquisition of the Shares.
     (iv) No Seller has been organized for the purpose of acquiring the Shares.
     3.2 Representations and Warranties of Buyer. Except as disclosed in Buyer’s Schedule Disclosure attached as Schedule 3.2, Buyer hereby represents and warrants to Sellers, as of the date hereof and as of the Closing Date, as follows:
     (a) Due Organization and Authority. Buyer is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware
     (b) Authorization of Transaction. Buyer has full corporate power and authority to execute, deliver and perform its obligations under this Agreement and each of the Transaction Documents to which it is a party.
     (c) Noncontravention. The execution, delivery and performance by Buyer of this Agreement and each of the other Transaction Documents to which it is a party, and the transactions contemplated hereby and thereby, (i) do not violate, conflict with or result in any breach or contravention of the certificate of incorporation or bylaws of Buyer, (ii) do not violate, conflict with or result in any material breach or contravention of, or the creation of any material Lien under, any Contractual Obligation of Buyer or any Requirement of Law applicable to Buyer, and (iii) do not violate any material Orders against, or binding upon, Buyer.
     (d) Governmental Authorization; Third Party Consents. Except for the filings under the HSR Act and the expiration or termination of the applicable waiting period under the HSR Act, and any filings required under the Exchange Act, no approval, consent, compliance, exemption, authorization or other action by, or notice to, or filing with, any Governmental Authority or any other Person, and no lapse of a waiting period under any Requirement of Law, is necessary or required in connection with the execution, delivery or performance by, or enforcement against, Buyer of this Agreement and each of the other Transaction Documents to which it is a party or the transactions contemplated hereby and thereby.
     (e) Compliance with Laws, Etc. Buyer is in compliance in all material respects with all Requirements of Law. Buyer is in compliance in all material respects with all Orders issued by any court or other Governmental Authority against Buyer. There is no existing or proposed Requirement of Law which could reasonably be expected to prohibit or materially restrict Buyer from consummating timely the transactions contemplated hereby, or otherwise materially adversely affect the ability of Buyer to consummate timely the transactions contemplated hereby.

     (f) Binding Effect. This Agreement has been, and as of the Closing Date this Agreement and each of the other Transaction Documents to which Buyer is a party will be, duly executed and delivered by Buyer, and this Agreement constitutes, and as of the Closing Date this Agreement and each of the other Transaction Documents to which Buyer is a party will constitute, the legal, valid and binding obligations of Buyer enforceable against Buyer in accordance with their respective terms, except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, fraudulent conveyance or transfer, moratorium or similar laws affecting the enforcement of creditors’ rights generally and by general principles of equity relating to enforceability (regardless of whether considered in a Proceeding at law or in equity).
     (g) Litigation. There are no claims pending or, to the Knowledge of Buyer, threatened, at law, in equity, in arbitration or before any Governmental Authority involving Buyer, which, if adversely determined, would reasonably be expected to have a Material Adverse Effect on the ability of Buyer to consummate the transactions contemplated by this Agreement or which otherwise seeks to prohibit or inhibit consummation of the transactions contemplated by this Agreement.
     (h) Shares. At the Closing, the Shares shall have been duly authorized and, when and to the extent issued in accordance with the terms of this Agreement, (i) will be validly issued, fully paid and nonassessable, (ii) free of any Liens created by Buyer, and (iii) assuming the accuracy of representations and warranties of Sellers contained in Section 3.1(j), will be issued in compliance with applicable federal and state securities laws.
     (i) Financial Reports and SEC Documents. Since January 1, 2007, Buyer has filed with the SEC all material forms, statements, reports, and documents required to be filed by it under the Exchange Act and the Securities Act. Buyer’s Annual Report on Form 10-K for the fiscal year ended December 31, 2007, and all other reports, registration statements, definitive proxy statements, or information statements filed by Buyer subsequent to December 31, 2007 under the Securities Act or under the Exchange Act in the form filed with the SEC (collectively, the “GLF SEC Documents”): (i) complied in all material respects as to form with the applicable requirements under the Securities Act or the Exchange Act, as the case may be, and (ii) as of their respective filing dates (except as amended or supplemented prior to the date of this Agreement), (x) did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements made therein, in light of the circumstances under which they were made, not misleading, and (y) each of the balance sheets contained in or incorporated by reference into any such GLF SEC Document (including the related notes and schedules thereto) fairly presents in all material respects the financial position of the entity or entities to which it relates as of its date, and each of the statements of income and changes in stockholders’ equity and cash flows or equivalent statements in such GLF SEC Documents (including any related notes and schedules thereto) fairly presents in all material respects the results of operations, changes in stockholders’ equity, and changes in cash flows, as the case may be, of the entity or entities to which it relates for the periods to which it relates, in each case in accordance with GAAP consistently applied during the periods involved except, in each case, as may be noted therein, subject to normal year-end audit adjustments in the case of unaudited statements.
     (j) Absence of Certain Changes or Events. Except as disclosed in the GLF SEC Documents, since December 31, 2007 Buyer has conducted its business only in the ordinary course, and since such date there has not been:
     (i) any event, change, effect or development that, individually or in the aggregate, has had a Material Adverse Effect on Buyer;
     (ii) any declaration, setting aside or payment of any dividend or other distribution (whether in cash, stock or property) with respect to any of the GLF Common Stock or any repurchase for value by Buyer of any GLF Common Stock;
     (iii) any split, combination, or reclassification of any GLF Common Stock or any issuance or the authorization of any issuance of any other securities in respect of, in lieu of, or in substitution for shares of GLF Common Stock; or
     (iv) any change in financial accounting methods, principles, or practices by Buyer materially affecting the assets, liabilities, or results of operations of Buyer, except insofar as may have been required by a change in GAAP.
     (k) Section 2 Citizen. Buyer is and, as of the Closing Date will be, a Section 2 Citizen.
     (l) Brokers’ Fees. Buyer does not have any liability or obligation to pay any fees or commissions to any broker, finder, or agent with respect to the transactions contemplated by this Agreement for which any Seller is or could become liable or obligated.
     (m) Environmental Matters. Except as set forth in Section 3.2(m) of Buyer’s Disclosure Schedule, as of the date hereof and as of the date of Closing:
     (i) Compliance. Buyer is and will be in compliance in all material respects with all Environmental Laws and permits issued under such Environmental Laws.
     (ii) Proceedings. There is no and will not be any civil, criminal or administrative Proceeding, notice, or demand letter or investigation pending or, to the Knowledge of Buyer, threatened against Buyer pursuant to Environmental Laws that would have a Material Adverse Effect on Buyer.
     (n) Intellectual Property. Buyer owns or possesses all material licenses or other rights to use all intellectual property assets necessary to conduct its business including all patents, patent applications, registered and unregistered trademarks, trademark applications, service marks, trade names, brand names, copyrights, or other forms of intellectual property used in its business, including but not limited to rights to designs, blue prints and drawings necessary to construct all vessels under construction. There are no claims or liabilities for trademark, trade name, patent or copyright infringements in connection with the operation of the business or the construction of the vessels under construction that would have a Material Adverse Effect on Buyer.
     (o) Capitalization. The authorized capital stock of GLF consists of 30,000,000 shares of GLF Common Stock of which 23,059,828 shares were issued and outstanding as of April 30, 2008, and 2,000,000 shares of preferred stock, no par value per share, none of which is issued or outstanding. Such issued and outstanding shares of GLF Common Stock are validly issued, fully paid and nonassessable.
     (p) Form S-3 Eligibility. Buyer is a “well-known, seasoned issuer” (as defined in Rule 405 under the Securities Act) and is eligible to use Form S-3 to register GLF Common Stock.
     (q) Material Statements or Omissions. Neither this Agreement nor any of the Schedules to this Agreement (a) contains or, on the Closing Date, will contain any untrue statement of a material fact relating to Buyer or (b) omits or, on the Closing Date, will omit to state any material fact relating to Buyer necessary in order to make the statements contained herein and therein not misleading, which alone or on an aggregate basis will have a Material Adverse Effect on Buyer.
ARTICLE IV
REPRESENTATIONS AND WARRANTIES
CONCERNING THE COMPANIES
     Except as disclosed in the Companies’ Disclosure Schedule attached as Schedule IV, each Company and Seller jointly and severally represents and warrants to Buyer, as of the date hereof and as of the Closing Date, as follows with respect to the Companies:
     4.1 Due Organization and Authority. Each Company is an entity duly organized, validly existing and in good standing under the laws of each jurisdiction of incorporation or organization, and is the type of entity, specified in Section 4.1 of the Companies’ Disclosure Schedule. Each Company (a) has all requisite power and authority to own and operate its property (including the Vessels), to lease the property it operates as lessee and to conduct the Business in which it is currently engaged; (b) is duly qualified as a foreign entity, licensed and in good standing under the laws of each jurisdiction in which its ownership, lease or operation of property, including the Vessels, or the conduct of its Business requires such qualification, except where such non-qualification would not reasonably be expected to have a Material Adverse Effect on the respective Company; and (c) has the power and authority to execute, deliver and perform its obligations under this Agreement and each of the Transaction Documents to which it is a party.
     4.2 Authorization; No Contravention. The execution, delivery and performance by each Company of this Agreement and each of the other Transaction Documents to which it is a party, and the transactions contemplated hereby and thereby, (a) have been duly authorized by all necessary corporate or limited liability company action, (b) do not violate, conflict with or result in any breach or contravention of the certificate of incorporation or articles of organization and bylaws or certificate of formation and limited liability company agreement, as the case may be, of the Company, (c) do not violate, conflict with or result in any material breach or contravention of, or the creation of any Lien under, any Contractual Obligation of the Company or any Requirement of Law applicable to the Company, and (d) do not violate any Orders against, or binding upon, the Company. Neither Company is a party to, or bound by, any agreement that is currently in effect that grants rights to any Person which are inconsistent with the rights to be granted to Buyer by Sellers or the Companies in this Agreement or the other Transaction Documents.
     4.3 Governmental Authorization; Third Party Consents. Except for (a) the filings under the HSR Act and the expiration or termination of the applicable waiting period under the HSR Act and (b) the consents described in Section 4.3 of the Companies’ Disclosure Schedule, no consent, compliance, exemption, authorization or other action by, or notice to, or filing with, any Governmental Authority or any other Person, and no lapse of a waiting period under any Requirement of Law, is necessary or required in connection with the execution, delivery or performance by, or enforcement against, any Company of this Agreement and each of the other Transaction Documents to which it is a party or the transactions contemplated hereby and thereby.
     4.4 Compliance with Laws, Etc. Each Company is in compliance with all Requirements of Law. Each Company is in material compliance with all Orders issued by any court or other Governmental Authority against such Company. There is no existing or proposed Requirement of Law which could reasonably be expected to prohibit or restrict any Company from consummating timely the transactions contemplated hereby, or otherwise materially adversely affect the ability of any Company to consummate timely the transactions contemplated hereby.
     4.5 Binding Effect. This Agreement has been, and as of the Closing Date each of the other Transaction Documents to which each Company is a party will be, duly executed and delivered by such Company, and this Agreement constitutes, and as of the Closing Date each of the other Transaction Documents to which any Company is a party will constitute, the respective legal, valid and binding obligations of such Company, enforceable against such Company in accordance with their respective terms, except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, fraudulent conveyance or transfer, moratorium or similar laws affecting the enforcement of creditors’ rights generally and by general principles of equity relating to enforceability (regardless of whether considered in a Proceeding at law or in equity including injunctive remedies and the remedy of specific performance).
     4.6 No Default or Breach. No Company has received notice of a default nor is in default in any material respect under, or with respect to, any Contractual Obligation of the Company. No Company has any Knowledge of any material default under any Contractual Obligation by any other party thereto.
     4.7 Capitalization. The authorized and issued and outstanding capital stock of each Company and the names of the holders of record thereof are set forth in Section 4.7 of the

Companies’ Disclosure Schedule. All of the issued and outstanding Equity Interests are owned by the respective Sellers or RMH as shown on Section 4.7 of the Companies’ Disclosure Schedule. Each of the Equity Interests is validly issued and outstanding, fully paid and non-assessable. None of the Equity Interests is subject to any right of first refusal or other similar right in favor of any Person. Except for the obligations of Sellers to Buyer under this Agreement and the matters described in Section 4.7 of the Companies’ Disclosure Schedule, (a) no Synthetic Equity or other right (contingent or other) to purchase or acquire any shares of any class of capital stock of any Company is authorized, granted, reserved, or outstanding; (b) no Company has made any commitment to issue any shares, Synthetic Equity or other such rights or to distribute to holders of any class of its capital stock any evidences of indebtedness or assets; (c) no Company has any obligation (contingent or otherwise) to purchase, redeem or otherwise acquire any shares of the capital stock of such Company or any interest therein or to pay any dividend or make any other distribution in respect thereof; and (d) there are no voting trusts, proxies or other agreements or understandings with respect to the voting of the capital stock of any Company.
     4.8 Subsidiaries and Joint Ventures. Section 4.8 of the Companies’ Disclosure Schedule contains a list of all of the Companies’ Subsidiaries and Joint Ventures.
     (a) Subsidiaries. Except as set forth on Section 4.8(a) of the Companies’ Disclosure Schedule, either a Company or another Subsidiary of a Company holds of record and owns all the outstanding shares or membership interests of the Subsidiaries, free and clear of any restrictions on transfer (other than restrictions under the Securities Act and state securities laws), taxes, Encumbrances, options, warrants, purchase rights, contracts, commitments, equities, claims, and demands. None of the Subsidiaries is a party to any option, warrant, purchase right, or other contract or commitment that could require such Subsidiary to sell, transfer, or otherwise dispose of any shares, membership or other equity interest of such Subsidiary. None of the Subsidiaries is a party to any voting trust, proxy, or other agreement or understanding with respect to the voting of the shares or membership interests of such Subsidiary. All such shares or membership interests have been duly authorized, are validly issued, fully paid, and nonassessable. There are no outstanding or authorized options, warrants, purchase rights, subscription rights, conversion rights, exchange rights, or other contracts or commitments that could require any of the Subsidiaries to issue, sell, or otherwise cause to become outstanding any equity interest in such Subsidiary.
     (b) Joint Ventures. Each Joint Venture listed in Section 4.8 to the Companies’ Disclosure Schedule is an entity duly organized, validly existing and in good standing under the laws of its respective jurisdiction of incorporation. Each Joint Venture Agreement listed on Section 4.8 of the Companies’ Disclosure Schedule is in full force and effect, each Company that is a party thereto has duly performed all of its obligations thereunder to the extent that such obligations to perform have accrued and, as to such Company, no breach or default, alleged breach or default, or event which would (with the passage of time, notice or both) constitute a breach or default thereunder by such Company or, to the Knowledge of such Company, by any other party thereto, has occurred or is continuing. With respect to each Joint Venture listed on Section 4.8 to the Companies’ Disclosure Schedule, Section 4.8(b) of the Companies’ Disclosure Schedule

contains a true and correct list of the information required by Sections 4.9(a), (d) and (e) of this Agreement, and any Company that is a party to such Joint Venture makes the representations and warranties relating to such vessels as are contained in Sections 4.9 and 4.10 of this Agreement. The Joint Venture is not engaged in any line of business other than the Business. To the Knowledge of any Company that is a party to a Joint Venture, no Material Adverse Effect has occurred with respect to the Joint Venture since June 30, 2007.
     4.9 Vessels.
     (a) List of Vessels and Vessels Under Construction. Section 4.9(a) of the Companies’ Disclosure Schedule is a true and complete list of all the vessels owned beneficially and of record by each Company, and of all vessels under construction or under contract to be constructed by each of the Companies (the “Vessels”). Each Company listed as owning a Vessel owns such Vessel, free and clear of any and all Liens except as described on Section 4.9(a) of the Companies’ Disclosure Schedule.
     (b) Documentation. Each of the Vessels is duly documented under the laws and flag of the United States with a valid and existing coastwise trade endorsement and, subject to the accuracy of the Buyer representation in Section 3.2(k), after the Closing will continue to be duly documented by the respective Company under the laws and flag of the United States with a valid and existing coastwise trading endorsement.
     (c) Condition. Except as set forth in Section 4.9(c) of the Companies’ Disclosure Schedule, each of the Vessels is safely afloat and in a good operating condition, and has all necessary permits, licenses, certificates, authorizations, consents, approvals, registrations obtained from or issued by any Governmental Authority that relate to the ownership or operation of the Vessels.
     (d) Vessels Under Construction. Each of the Vessels under construction is the subject of a Contractual Obligation that is in full force and effect, each Company that is a party thereto has duly performed all of its obligations thereunder to the extent that such obligations to perform have accrued and, as to such Company, no breach or default, alleged breach or default, or event which would (with the passage of time, notice or both) constitute a breach or default thereunder by such Company or, to the Knowledge of such Company, by the other party thereto, has occurred or is continuing. To the Knowledge of each Company, except as set forth in Section 4.9(d) of the Companies’ Disclosure Schedule, each construction contract is within budget and on time.
     4.10 Class Certificates, International Loadline and Certificates of Inspection for Vessels.
     (a) Class and Loadline. Each of the Vessels is in Class and has a valid loadline as set forth in Section 4.9(a) of the Companies’ Disclosure Schedule, in each case free of average damage affecting the Vessel’s Class, without outstanding extensions, deferrals, exceptions, recommendations or requirements for inspection or drydocking, including those of the US Coast Guard or its regulatory equivalent for a minimum period of six (6) months, or such other date set forth in Section 4.9(a) of the Companies’ Disclosure Schedule. Complete and correct copies of the Certificates of Classification and the loadline document for each of the Vessels have been provided to Buyer.
     (b) Certificates of Inspection. Each of the Vessels has a current and valid Certificate of Inspection without any condition or recommendation. Except as set forth in Section 4.9(a) of the Companies’ Disclosure Schedule, there are no material outstanding US Coast Guard Form 835s, and all certificates of inspection, national certificates, as well as other certificates, of regulatory authorities are up-to-date. There are no certificates with outstanding extensions, deferrals, exceptions, recommendations or requirements for inspection or drydocking, including those of the US Coast Guard or its regulatory equivalent for a minimum period of six (6) months, or such other date set forth in Section 4.9(a) of the Companies’ Disclosure Schedule. Complete and correct copies of the Certificates of Inspection for each of the Vessels, all other regulatory certificates and all material outstanding US Coast Guard Form 835s for any Vessels, have been provided to Buyer.
     4.11 Citizenship. Each Company confirms that it is a Section 2 Citizen, and has been a Section 2 Citizen continuously since its formation, and at all times before and through the Closing will be a Section 2 Citizen, in order to maintain the coastwise trade endorsement for each of the Vessels, and at no time have the Vessels been constructed, sold, chartered or otherwise transferred to any Person in violation of any applicable laws, rules or regulations relating to maintaining status as a Section 2 Citizen.
     4.12 Litigation. There are no claims pending or, to the Knowledge of any Company, threatened, at law, in equity, in arbitration or before any Governmental Authority involving any Company, nor is there to the Knowledge of any Seller or Company any basis for any such Claim, which would reasonably be expected to have a Material Adverse Effect on such Company.
     4.13 Environmental Matters. Except as set forth in Section 4.13 of the Companies’ Disclosure Schedule, as of the date hereof and as of the date of Closing:
     (a) Releases. There has been no and there will not be before Closing any release or disposal of hazardous materials from the Vessels in violation of any Environmental Laws or permits.
     (b) Compliance. Each Company is and will be in compliance in all material respects with all Environmental Laws and permits issued under such Environmental Laws.
     (c) Proceedings. There is no and will not be any civil, criminal or administrative Proceeding, notice, or demand letter or investigation pending or, to the Knowledge of any Seller or Company, threatened against any Company pursuant to Environmental Laws.
     (d) Reports. Complete and correct copies of any material environmental reports, audits or assessments which have been conducted by or for any Company concerning any assets of such Company have been made available to Buyer, and a list of all such reports, audits and assessments is set forth on Section 4.13(d) of the Companies’ Disclosure Schedule.
     4.14 Financial Statements. Buyer has received true and complete copies of the (a) audited balance sheets, income statements, changes in equity and statements of cash flow as of June 30, 2006 and June 30, 2007 for each of the Companies, and (b) the unaudited statements of income of each of the Companies for each month during the period from July 1, 2007 through March 31, 2008 (collectively, the “Financial Statements”). The Financial Statements and all detailed schedules provided with respect thereto, including without limitation schedules with respect to accounts payable, accounts receivable, accrued liabilities, inventory, fixed assets, prepaid expenses and other assets and liabilities, are true and correct in all material respects, and when taken as a whole, fairly present in all material respects in accordance with GAAP, the financial position of the Companies as of the dates indicated and the results of operations of the Companies for the periods then ended.
     4.15 Events Subsequent to Financial Statements. Except as disclosed in Section 4.15 of the Companies’ Disclosure Schedule, since June 30, 2007 there has not been any change in the financial condition of any Company that would have a Material Adverse Effect and none of the Companies has:
     (a) sold or issued any shares of capital stock;
     (b) declared or paid any dividend or distribution;
     (c) changed or amended its corporate governance documents;
     (d) terminated, breached, modified or amended any Material Contract or entered into any Material Contract by which such Company, or any of its properties or assets are bound which is not in the ordinary course of business and consistent with past practices of the Business;
     (e) mortgaged or otherwise subjected to any Lien any assets or interests of the Company, other than in the ordinary course of business and consistent with past practices;
     (f) granted any increase in compensation or rates of compensation payable to employees other than in the ordinary course of business and consistent with past practices and has not added any additional employee benefits;
     (g) held in the Company any assets or liabilities other than those related to the Business or operated any business in the Company other than the Business;
     (h) amended any Tax Return, filed any material claim for refund or credit of any Tax (other than with respect to any estimated Tax or similar Tax payment), entered into, amended, or revoked any agreement related to any Tax, made or changed any material Tax election (by action or inaction), or changed (by action or inaction) any method, practice, or principle regarding the calculation or payment of Taxes or the filing of Tax Returns if such amendment, filing, revocation, change, or election had or could have the effect of increasing the Tax liability of the Company for any period ending after the Closing Date or decreasing any Tax attribute of any Company existing on the Closing Date;
     (i) made any investment or loan of a capital nature, whether by purchase of stock or securities, contributions to capital, property transfers or otherwise, in or to any Person; or
     (j) suffered any casualty loss or damage in excess of $100,000 (whether or not such loss or damage shall have been covered by insurance); or
     (k) agreed, whether in writing or otherwise, to do any of the foregoing.
     4.16 Tax Matters.
     (a) Tax Returns and Payments. Each Company has filed all Tax Returns that it was required to file under applicable laws and regulations, and has paid all Taxes shown thereon as due, has accrued all amounts shown thereon that are not yet due and will pay all such Taxes when they become due. To the Knowledge of each Seller and Company, all such Tax Returns were correct and complete in all respects and were prepared in substantial compliance with all applicable laws and regulations. All Taxes due and owing by the Companies (whether or not shown on any Tax Return) have been paid. No claim has ever been made by a Governmental Authority in a jurisdiction where any Company does not file Tax Returns that such Company is or may be subject to taxation by that jurisdiction. There are no Liens for Taxes (other than Taxes not yet due and payable) upon any of the assets of any Company. Section 4.16(a) of the Companies’ Disclosure Schedule lists all Tax Returns filed with respect to each Company for taxable periods ending after the formation of such Company, and indicates those Tax Returns that have been audited and those Tax Returns that currently are the subject of audit.
     (b) Tax Withholding. Each Company has withheld and paid all Taxes required to have been withheld and paid in connection with any amounts paid or owing to any employee, independent contractor, creditor, stockholder, or other third party.
     (c) No Proceedings. No Seller or director or officer (or employee responsible for Tax matters) of any Company expects any Governmental Authority to assess any additional Taxes for any period for which Tax Returns have been filed. No foreign, federal, state, or local tax audits or administrative or judicial Tax Proceedings are pending or being conducted with respect to any Company. No Company has received from any foreign, federal, state, or local taxing authority (including jurisdictions where such Company has not filed Tax Returns) any (i) written notice indicating an intent to open an audit or other review, (ii) request for information related to Tax matters, or (iii) notice of deficiency or proposed adjustment for any amount of Tax proposed, asserted, or assessed by any taxing authority against such Company.
     (d) No Waiver of Statute of Limitations. No Company has waived any statute of limitations in respect of Taxes or agreed to any extension of time with respect to a Tax assessment or deficiency.

     (e) No Parachute Payments and Other Tax Matters. No Company is a party to any agreement, contract, arrangement or plan that has resulted or could result, separately or in the aggregate, in the payment of (i) any “excess parachute payment” within the meaning of Code §280G (or any corresponding provision of state, local or foreign Tax law) and (ii) any amount that will not be fully deductible as a result of Code §162(m) (or any corresponding provision of state, local or foreign Tax law). No Company has been a United States real property holding corporation within the meaning of Code §897(c)(2) during the applicable period specified in Code §897(c)(1)(A)(ii). Each Company has disclosed on their federal income Tax Returns all positions taken therein that could give rise to a substantial understatement of federal income Tax within the meaning of Code §6662.
     (f) Reserves. The unpaid Taxes of the Companies (i) did not, as of the most recent fiscal month end, exceed the reserve for Tax liability (rather than any reserve for deferred Taxes established to reflect timing differences between book and Tax income) set forth on the face of the most recent balance sheet (rather than in any notes thereto) and (ii) do not exceed that reserve as adjusted for the passage of time through the Closing Date in accordance with the past custom and practice of the Companies in filing their Tax Returns. Since the date of the most recent balance sheet, no Company has incurred any liability for Taxes arising from extraordinary gains or losses, as that term is used in GAAP, outside the ordinary course of business consistent with past custom and practice.
     (g) No Changes. No Company will be required to include any item of income in, or exclude any item of deduction from, taxable income for any taxable period (or portion thereof) ending after the Closing Date as a result of any:
     (i) change in method of accounting for a taxable period ending on or prior to the Closing Date;
     (ii) “closing agreement” as described in Code §7121 (or any corresponding or similar provision of state, local or foreign income Tax law) executed on or prior to the Closing Date;
     (iii) intercompany transaction or excess loss account described in Treasury regulations under Code §1502 (or any corresponding or similar provision of state, local or foreign income Tax law);
     (iv) installment sale or open transaction disposition made on or prior to the Closing Date; or
     (v) prepaid amount received on or prior to the Closing Date.
     (h) No Distribution of Stock of Another Person. No Company has distributed stock of another Person, or has had its stock distributed by another Person, in a transaction that was purported or intended to be governed in whole or in part by Code §355 or Code §361.

     (i) Statute of Limitations. Except as set forth in Section 4.16(i) of the Companies’ Disclosure Schedule, no Company has waived any statute of limitations in respect of Taxes or agreed to any extension of time with respect to a Tax assessment or deficiency.
     (j) No Tax Sharing Agreement. None of the Companies is a party to any Tax allocation or sharing agreement.
     (k) Not a Member of an Affiliated Group. Since 2006 none of the Companies has been a member of an Affiliated Group within the meaning of §1504(a) of the Code filing a consolidated federal income Tax Return. Each Affiliated Group of which any Company is or has been a member has filed all Tax Returns that it was required to file for each taxable period during which such Company was a member of the group, and has paid all Taxes shown thereon as owing.
     (l) No Liability. No Company has any liability for the Taxes of any Person under Reg. §1.1502-6 under the Code (or any similar provision of state, provincial, local, or foreign law).
     4.17 Real and Personal Property.
     (a) Owned Real Property. No Company owns any real property.
     (b) Leased Real Property. Section 4.17(b) of the Companies’ Disclosure Schedule lists all real property leased or subleased to any Company. Each Company that leases any real property has good and valid leasehold or use rights with respect to all such parcels of leased real property, free and clear of any Encumbrances except for the liens listed on Section 4.17(b) of the Companies’ Disclosure Schedule (the “Real Property Permitted Liens”). Each lease and sublease listed in Section 4.17(b) of the Companies Disclosure Schedule is legal, valid, binding, enforceable, and in full force and effect. Each Company has duly performed all of its obligations thereunder to the extent that such obligations to perform have accrued and, as to each Company that is a party thereto, no breach or default, alleged breach or default, or event which would (with the passage of time, notice or both) constitute a breach or default thereunder by any Company or, to the Knowledge of such Company, by the other party thereto, has occurred or is continuing.
     (c) Personal Property. Each Company has good and valid title to, or valid and subsisting leasehold interests in, all of its personal property reflected on the balance sheet of the Financial Statements or acquired since the date of the Financial Statements (except for property and assets disposed of since the date of the Financial Statements in the ordinary course of business), free and clear of all Encumbrances, except for liens listed on Section 4.17(c) of the Companies’ Disclosure Schedule (the “Personal Property Permitted Liens”). Except as set forth on Section 4.17(c) of the Companies’ Disclosure Schedule, all pieces of equipment and machinery on board the Vessels are in good operating condition.
     4.18 Intellectual Property. Section 4.18 of the Companies’ Disclosure Schedule is a true and correct list of all patent and trademark registrations held or applications filed by each

Company. Each Company owns or possesses licenses or other rights to use all intellectual property assets necessary to conduct the Business including all patents, patent applications, registered and unregistered trademarks, trademark applications, service marks, trade names, brand names, copyrights, or other forms of intellectual property used in its Business, including but not limited to rights to designs, blue prints and drawings necessary to construct all Vessels under construction. There are no claims or liabilities for trademark, trade name, patent or copyright infringements in connection with the operation of the Business or the construction of the Vessels under construction.
     4.19 Material Contracts. Section 4.19 of the Companies’ Disclosure Schedule sets forth a list of all Material Contracts of the Companies. Each Material Contract is in full force and effect, each Company has duly performed all of its obligations thereunder to the extent that such obligations to perform have accrued and, as to each Company, no breach or default, alleged breach or default, or event which would (with the passage of time, notice or both) constitute a material breach or default thereunder by any Company or, to the Knowledge of such Company, by the other party thereto, has occurred or is continuing.
     For purposes of this Agreement, “Material Contract” means any of the following:
     (a) any agreement for the design of a new vessel;
     (b) any agreement for the construction of a new vessel;
     (c) any agreement relating to the charter or management of a Vessel;
     (d) any agreement for the acquisition or sale of interests in other Persons or businesses, or for the acquisition, sale or lease of any real property or other tangible or intangible property outside the ordinary course of business;
     (e) any agreement that expressly restricts the ability of any Company to compete or otherwise to conduct any aspect of the Business in any manner or place;
     (f) any joint venture, partnership or other similar agreement (however named) involving a sharing of profits, losses, costs or liabilities;
     (g) any agreement that cannot be terminated without material liability or penalty to any Company;
     (h) any loan agreement, letter of credit, promissory note, mortgage, deed of trust, security agreement or other debt or financing instrument to which any Company is a party or to which any property of any Company is subject other than those incurred or entered into in the ordinary course of business and those representing Permitted Liens;
     (i) any agreement providing for the guarantee by any Company of an obligation of any other Person; and
     (j) any hedging agreement.

     4.20 Benefit Plans. Section 4.20 of the Companies’ Disclosure Schedule lists each Employee Benefit Plan that any Company maintains or to which any Company contributes.
     (a) Compliance. To the Knowledge of Sellers and each Company, each such Employee Benefit Plan (and each related trust, insurance contract, or fund) complies in form and in operation in all respects with the requirements of applicable law including, but not limited to, ERISA and the Code.
     (b) Contributions. All contributions (including all employer contributions and employee salary reduction contributions) which are due have been paid to each such Employee Benefit Plan which is a defined contribution plan.
     (c) Proceedings. With respect to each Employee Benefit Plan that any Company or any ERISA Affiliate of the Company maintains or to which any of them contributes: (i) no Proceeding with respect to the administration or the investment of the assets of any such Employee Benefit Plan (other than routine claims for benefits) is pending or, to the Knowledge of any Seller or Company, threatened, except where the Proceeding would not have a Material Adverse Effect, and (ii) such Company has not incurred any liability to the PBGC (other than PBGC premium payments) or otherwise under Title IV of ERISA with respect to any such Employee Benefit Plan.
     (d) No Withdrawal Liability. Except as set forth on Section 4.20(d) of the Companies’ Disclosure Schedule, neither Company has any obligation to make any contribution to any Multiemployer Plans, and the most recent reports received by any Company from the Multiemployer Plans listed in Section 4.20(d) of the Companies’ Disclosure Schedule do not indicate any withdrawal liability under the terms of such Multiemployer Plan or Plans. No Company nor any ERISA Affiliate has withdrawn from any Multiemployer Plan, except for any withdrawals for which there was no withdrawal liability under the applicable Multiemployer Plan or under Title IV of ERISA.
     4.21 Employees. Except as provided in Section 4.21 of the Companies’ Disclosure Schedule, no Company has (a) any contract of employment with any employee, (b) any severance agreement with any employee, (c) any “golden parachute” agreement, “golden handcuffs” agreement or similar contract to provide a severance or stay-on bonus to any employee following a change in control of such Company, or (d) any other contract that provides benefits of any type to any employee conditioned on any change in control of such Company. Except as set forth in Section 4.21 of the Companies’ Disclosure Schedule, no Company has a severance policy that provides for any severance benefits to any employee (i) simply as a consequence of the occurrence of a change in control of such Company, or (ii) who leaves the employ of such Company voluntarily following the occurrence of any change in control of the Company.
     4.22 Labor Relations; Compliance. Section 4.22 of the Companies’ Disclosure Schedule identifies (a) each union authorized to represent any employee of any Company, (b) the operating site at which such union represents any such employee, and (c) each collective bargaining agreement or other union contract presently in effect with respect to any employees of any Company. To each Seller’s and Company’s Knowledge, no labor union or other organization (except for those unions identified in Section 4.22 of the Companies’ Disclosure Schedule as currently representing employees of any Company) has filed a petition with the National Labor Relations Board seeking certification as the collective bargaining representative of any employee of any Company.
     4.23 Insurance. All policies of marine, fire, liability, workers’ compensation and other forms of insurance providing insurance coverage to or for any Company or its Vessels since the Companies started operating the Business are listed in Section 4.23 of the Companies’ Disclosure Schedule and (a) each Company is named insured under such policies; (b) all premiums required to be paid with respect thereto covering all periods up to and including the Closing have been paid; (c) all of such insurance policies have been issued on an “occurrence” basis; (d) there has been no complete lapse in insurance coverage at any time; (e) there are not presently, and after the Closing there will not be, any retrospective premiums due under any of such policies, except losses under the stop loss on any Company’s workmen’s compensation policy, which losses are reserved against on the Financial Statements; (f) each Vessel shall be insured against loss and/or damage of a type and in an amount not less than the Unavailable Vessel Amount in Annex II; and (g) no notice of cancellation or termination has been received with respect to any such policy. Notwithstanding the foregoing, RMC may be subject to call by its current protection and indemnity insurance club, The Steamship Mutual Underwriting Association Bermuda Limited, for mutual losses in accordance with club rules, but no Company is subject to any call by any protection and indemnity insurance club as to which it was formerly a member. All prepaid insurance premiums will be fully refundable on a pro rata basis, subject to customary early termination charges that are provided for in the policies, and have been accurately recorded as such on the Financial Statements and will be accurately reflected in the Company’s books and records as of the Closing Date. Except as set forth in Section 4.23 of the Companies’ Disclosure Schedule, since June 30, 2007, no currently outstanding and unpaid claims have been made by the Company on any of such policies. No claims are being handled by an insurer of any Company under a reservation of rights letter.
     4.24 Books and Records. The stock and member record books, books of account and minute books of each Company, all of which have been made available to Buyer, are complete and correct in all material respects and have been maintained in accordance with sound business practices. The minute books of each Company contain materially accurate and complete records of all meetings of, and corporate action taken by, the stockholders or members, the boards of Directors or managers and committees of the Boards of Directors or managers, of each Company, and no meeting of any such stockholders or managers, Board of Directors, or committee has been held for which minutes have not been prepared and are not contained in such minute books. At the Closing, all of those books and records will be in the possession of the Company. Each Company has appropriate internal controls to ensure that all corporate transactions are properly authorized and recorded and to protect against fraud or material inaccuracy in financial reporting.
     4.25 Brokers’ Fees. No Company has or will incur any liability or obligation to pay any fees or commissions to any broker, finder, or agent with respect to the transactions contemplated by this Agreement for which any Company or Buyer would be liable.

     4.26 Material Statements or Omissions. Neither this Agreement nor any of the Schedules to this Agreement (a) contains or, on the Closing Date, will contain any untrue statement of a material fact relating to any Company or (b) omits or, on the Closing Date, will omit to state any material fact relating to any Company necessary in order to make the statements contained herein and therein not misleading, which alone or on an aggregate basis will have a Material Adverse Effect on any Company.
ARTICLE V
PRECLOSING COVENANTS
     5.1 Covenants of Sellers. Prior to the Closing, Sellers covenant as follows:
     (a) Reasonable Access. Each Seller shall provide Buyer and Buyer’s representatives with reasonable access to such Seller’s books and records relating to the Equity Interests and the Companies that they may reasonably request.
     (b) Ordinary Course. Except as permitted by the terms of this Agreement, from the date of this Agreement until the Closing, no Seller shall do any of the following without the prior written consent of Buyer (which consent will not be unreasonably withheld):
     (i) sell, pledge or alter any of the Equity Interests;
     (ii) amend any of the corporate governance documents of the Companies; or
     (iii) take any action that would, or could reasonably be expected to, result in (A) any of the representations and warranties of any Seller set forth in this Agreement that are qualified as to materiality becoming untrue, (B) any of such representations and warranties of any Seller that are not so qualified becoming untrue in any material respect, or (C) any of the conditions set forth in Article VII not being satisfied.
     (c) Notification of Certain Matters by Sellers.
     (i) The Seller Representative shall, as promptly as reasonably practicable, notify Buyer of (A) any material claims in connection with the transactions contemplated by this Agreement commenced or threatened against any Seller or Company, and (B) the occurrence or non-occurrence of any fact or event which would be reasonably likely to cause any condition set forth in Articles VI or VII not to be satisfied; provided, however, that no such notification, nor the obligation to make such notification, shall affect any representation, warranty or covenant, or condition to the obligations, of any Party to this Agreement.
     (ii) The Seller Representative shall, promptly as reasonably practicable, notify Buyer and the relevant Classification Society of each Vessel of any matter coming to its Knowledge or any Company’s Knowledge prior to

Closing which, upon being so notified, could reasonably be expected to lead to a withdrawal of the Class of that Vessel or the imposition of a recommendation affecting the Class of that Vessel.
     5.2 Covenants of Companies. Prior to the Closing, the Companies covenant as follows:
     (a) Reasonable Access. Each Company shall provide Buyer and Buyer’s representatives with reasonable access to the Company’s assets (including Vessels), personnel, properties, financial statements, contracts, books, records, working papers and other relevant information pertaining to such Company or its Business. Buyer’s access and review of information shall be conducted in a manner that does not unreasonably interfere with the Company’s or its Businesses’ operations.
     (b) Ordinary Conduct. Each Company shall cause its Business to be conducted in the ordinary course in substantially the same manner as presently conducted, including conducting all construction, maintenance and repair of the Vessels, whether regularly scheduled or as a result of any casualty, without undue delay, and shall make all reasonable efforts consistent with past practices to preserve its relationships with customers and others with whom such Company deals, and to maintain in effect all insurance relating to the business as to which such Company is a beneficiary. Except as permitted by the terms of this Agreement, from the date of this Agreement until the Closing, no Company shall do any of the following without the prior written consent of Buyer (which consent will not be unreasonably withheld):
     (i) amend or terminate any Contractual Obligations (or series of related Contractual Obligations) by which the Company, or any of the Vessels is bound, including contracts of insurance, which is not in the ordinary course of business and consistent with past practices of the business;
     (ii) sell or issue any shares of capital stock;
     (iii) declare or pay any dividend or distribution;
     (iv) change or amend its corporate governance documents;
     (v) terminate, breach, modify or amend any Material Contract or enter into any Material Contract by which such Company, or any of its properties or assets, is bound which is not in the ordinary course of business and consistent with past practices;
     (vi) mortgage or otherwise subject to any Lien any assets or interests of the Company, other than in the ordinary course of business and consistent with past practices, unless such Lien, if not a Permitted Lien, will be released on or prior to Closing;
     (vii) grant any increase in compensation or rates of compensation payable to employees other than in the ordinary course of business and consistent with past practices or add any additional employee benefits; provided, however, that RMC will pay the bonuses to employees as described in Schedule 5.2(b)(vii) and will pay the Phantom Stock Plan Settlement Amounts to employees as described in Schedule 2.3(b)(i);
     (viii) hold in the Company any assets or liabilities other than those related to the Business or operate any business in the Company other than the Business, provided that the Company may hold as liabilities the Transaction Expenses so long as such expenses are subject to Post-Closing Adjustments in accordance with Section 2.4;
     (ix) amend any Tax Return, file any material claim for refund or credit of any Tax (other than with respect to any estimated Tax or similar Tax payment), enter into, amend, or revoke any agreement related to any Tax, make or change any material Tax election (by action or inaction), or change (by action or inaction) any method, practice, or principle regarding the calculation or payment of Taxes or the filing of Tax Returns if such amendment, filing, revocation, change, or election could have the effect of increasing the Tax liability of the Company for any period ending after the Closing Date or decreasing any Tax attribute of any Company existing on the Closing Date;
     (x) make any investment or loan of a capital nature, whether by purchase of stock or securities, contributions to capital, property transfers or otherwise, in or to any Person;
     (xi) take any action that would, or could reasonably be expected to, result in (A) any of the representations and warranties of any Seller or Company set forth in this Agreement that are qualified as to materiality becoming untrue, (B) any of such representations and warranties of any Seller or Company that are not so qualified becoming untrue in any material respect, or (C) any of the conditions set forth in Article VII not being satisfied; or
     (xii) agree, whether in writing or otherwise, to do any of the foregoing.
     (c) Notifications.
     (i) Each of the Companies shall notify Buyer of the resignation or intended resignation of any of the Employees.
     (ii) The Companies have provided to Buyer a list of the Forward Contract Coverage of the Vessels as of a date that is within seven (7) days of the execution of this Agreement. The Companies shall provide a true and correct updated list of the Forward Contract Coverage of the Vessels to Buyer as of a date that is within seven (7) days of the Closing.
     (iii) The Companies have provided to Buyer a list of the Companies’ schedules and budgets for drydocking Vessels as of a date that is within seven (7) days of the execution of this Agreement. The Companies shall provide a true and correct updated list of the Companies’ schedules and budgets for drydocking the Vessels through 2010 to Buyer as of a date that is within seven (7) days of Closing.
     5.3 Covenants of Sellers and the Companies.
     (a) Exclusivity. Each Seller and Company agree that, until the earlier to occur of (i) the date of termination of this Agreement, (ii) the consummation of the transactions contemplated hereby, or (iii) August 31, 2008, no Seller or Company will, and each Seller and Company will cause all of its Affiliates, partners, directors, managers, members, officers, employees, representatives and agents not to, directly or indirectly, continue, solicit or initiate or enter into discussions or transactions with, or encourage, or provide any information to, any Person (other than Buyer and its representatives) concerning any Acquisition Proposal.
     (i) Notwithstanding anything in this Agreement to the contrary, but only so long as (x) Buyer still has the right to terminate this Agreement under Section 8.1(b) and (y) Buyer has not waived in writing its condition to Closing contained in Section 6.9, Sellers and the Companies shall be permitted to engage in discussions or negotiations with a third party who seeks, without prior solicitation by Sellers, the Companies or any of their directors, managers, members, officers, employees, agents or representatives, to initiate such discussions or negotiations and may furnish such third party information concerning the Companies if, and only to the extent that, in response to a bona fide written Acquisition Proposal, (A) the Companies’ board of managers and board of directors have determined in good faith, after consultation with its legal and financial advisors, that such discussions may reasonably lead to a Superior Proposal and (B) prior to furnishing such information to, or entering into discussions with, such third party, Sellers and the Companies receive from such third party an executed confidentiality agreement containing terms customary in transactions of such nature, and Sellers and the Companies notify Buyer of their intention to provide information to a third party one (1) Business Day prior to providing such information. Except as set forth below, neither Sellers nor the Companies’ board of managers or board of directors, as the case may be, may cause either Company to enter into any letter of intent, agreement in principle, acquisition agreement or other similar agreement related to any Acquisition Proposal. Notwithstanding the foregoing, in response to a bona fide unsolicited written Acquisition Proposal from a third party that the Companies’ board of managers and board of directors determines in good faith, after consultation with its legal and financial advisors, is a Superior Proposal, the Companies may enter into a definitive agreement with respect to such Acquisition Proposal, but only if the Companies notify Buyer, in writing of their intention to take such action at least two (2) Business Days prior to taking such action, specifying the material terms of such Superior Proposal and identifying the Person making such Superior Proposal, and if Buyer does not make, within two (2) Business Days of receipt of such written notification, an offer that such the Companies’ board of managers and board of directors, determines, in good faith after consultation with its legal and financial advisors, is at least as favorable to the stockholders and members of the Companies as such Superior Proposal, it being understood that neither Sellers nor the Companies shall enter into any binding agreement with respect to such Superior Proposal prior to the expiration of such two (2) Business Day period.
     (ii) Sellers and the Companies shall notify Buyer promptly after receipt by Sellers or any Company (or any of their advisors) of any inquiry relating to any potential Acquisition Proposal and the terms of such proposal or inquiry, including the identity of the Person and its Affiliates making the same, that it may receive in respect of any such transaction, and shall keep Buyer informed on a current basis with respect to any significant developments with respect to the foregoing.
     (iii) Sellers and the Companies shall, and shall cause the officers, directors, advisors, employees, representatives and other agents of Sellers and the Companies to, cease and cause to be terminated any and all existing activities, discussions or negotiations with third parties conducted prior to the date hereof with respect to any Acquisition Proposal.
     (b) Supplements to Certain Schedules. Prior to the Closing Date, each Company and Seller shall provide to Buyer updates to Schedules 3.1, IV, and 9.1.
     5.4 Mutual Covenants.
     (a) Cooperation. Subject to the terms and conditions herein, each of the Parties hereto shall use its commercially reasonable efforts to take, or cause to be taken, all action, and to do, or cause to be done, all things necessary, proper or advisable under Requirements of Law to consummate and make effective the transactions contemplated by this Agreement. Each Party will use its commercially reasonable efforts to obtain any and all consents of all Governmental Authorities and third parties necessary in connection with the consummation of the transactions contemplated by this Agreement, including obtaining all necessary consents of the other Persons to the Joint Ventures. Without limiting the generality of the foregoing, each of the Parties will file any Notification and Report Forms and related material that it may be required to file with the Federal Trade Commission and the Antitrust Division of the United States Department of Justice under the HSR Act, will use its commercially reasonable efforts to obtain an early termination of the applicable waiting period, and will make any further filings pursuant thereto that may be necessary, proper, or advisable in connection therewith. Each Party covenants and agrees to furnish to the others such necessary information and reasonable assistance as any such other Party may request in connection with its preparation of any filing or submission related to any of the approvals, authorizations or consents referenced in this Section 5.4(a). The Companies, on the one hand, and Buyer, on the other hand, shall pay one-half of the filing fee relating to the Notification and Report Forms under the HSR Act.
     (b) Confidential Information. All confidential information will remain the property of the Party providing the information, and all copies shall be destroyed or, at the request of the Party providing same, delivered to such Party in the event the transactions contemplated by this Agreement are not consummated for any reason. All copies of analyses, reports or summaries compiled by Buyer which are based on or partially derived from information supplied or made available by any Seller or Company will be delivered to the respective Seller or Company or, if not, shall be destroyed by Buyer in the event the transactions contemplated by this Agreement are not consummated.
     (c) Defense Against Proceeding. In the event any Proceeding is commenced which threatens or questions the validity or legality of the transactions contemplated hereby or seeks damages in connection therewith, the Parties agree to cooperate and use their respective commercially reasonable efforts to defend against such Proceeding (and, if an Order is issued in any such Proceeding, to use their respective commercially reasonable efforts to have such Order lifted) and to eliminate any other impediment to the consummation of the transactions contemplated hereby.
     (d) Public Announcements. Except with the prior written consent of the other, including as to the text of any press release or public statement or announcement, which consent will not be unreasonably withheld, prior to the Closing each of the Parties hereto agrees on behalf of itself and its Affiliates not to issue any press release or otherwise make any public statement or announcement with respect to the transactions contemplated by this Agreement unless such issuance is required by Requirements of Law and, in that event, the Seller Representative will be given the right to review and provide comments as to the text of any press release or public statement of announcement so long as such review and comment process does not cause Buyer to violate any applicable Requirements of Law regarding timely announcement.
     (e) Expenses. Except as otherwise provided herein, each Party hereto will be responsible for its own transaction fees and expenses (including fees and expenses of legal counsel, accountants, investment bankers, brokers or other representatives or consultants) in connection with the negotiation, execution and delivery of this Agreement and the transactions contemplated hereby, whether or not the transactions contemplated hereby are consummated.
ARTICLE VI
CONDITIONS TO THE OBLIGATIONS OF BUYER TO CLOSE
     The obligation of Buyer to close under this Agreement shall be subject to the satisfaction at or before the Closing Date of each of the following conditions, any of which may be waived, in writing, by Buyer:
     6.1 Delivery of the Equity Interests. Sellers shall have delivered to Buyer certificates or other evidences of ownership of the Equity Interests along with executed blank stock powers or assignments of membership interest sufficient to transfer ownership of such Equity Interests to Buyer free and clear of all Liens.

     6.2 Representations and Warranties. The respective representations and warranties of Sellers and the Companies contained in Section 3.1 and Article IV shall be true and correct in all material respects (except for any representations and warranties which are qualified by their terms by a reference to materiality or Material Adverse Effect, which representations shall be true and correct in all respects) at and on the Closing Date as if made at and on such date.
     6.3 Compliance with this Agreement. Each of Sellers and the Companies shall have performed and complied in all material respects with all of their respective agreements set forth herein that are required to be performed by Sellers and the Companies, as the case may be, on or before the Closing Date.
     6.4 Authorization, Execution and Delivery of Documents. The following documents shall have been duly authorized, executed and delivered by the respective Parties thereto, and Sellers or the Companies shall have caused any of their Affiliates who are not parties to this Agreement that are parties to such documents to be duly authorized, executed and delivered, such documents shall be in full force and effect on the Closing Date without any event or condition having occurred or existing that constitutes, or that with the giving of notice or lapse of time or both would constitute, a default or breach of any thereof or would give any party thereto the right to terminate any thereof, shall be in form and substance reasonably satisfactory to Buyer, and executed counterparts of each thereof shall have been delivered to each of Buyer and Sellers:
     (a) Books and Records. The books and records of the Companies, including the minute books and stock and membership transfer records.
     (b) Resignations. The resignations of the individuals who are directors or managers, as the case may be, and officers of the Companies that are listed on Schedule 6.4(b).
     (c) Transaction Documents. The Escrow Agreement and the Non-Competition and Non-Solicitation Agreement substantially in the form attached as Exhibit B executed by Larry Rigdon (the “Non-Competition Agreement”).
     (d) Other Documents. Such other documents and certificates as Buyer shall have reasonably requested in connection with the transactions contemplated by this Agreement.
     6.5 Consents and Approvals. All consents, exemptions, authorizations, or other actions by, or notices to, or filings with, Governmental Authorities and other Persons in respect of all Requirements of Law and Contractual Obligations of Sellers or the Companies that are necessary or required in connection with the execution, delivery or performance by, or enforcement against, Sellers or the Companies of this Agreement and each of the other Transaction Documents, including but not limited to the consent of the other Persons who are parties to the Joint Ventures, shall have been obtained and be in full force and effect, and Buyer shall have been furnished with appropriate evidence thereof.
     6.6 No Material Judgment or Order. There shall not be on the Closing Date any Order or ruling of any court or other Governmental Authority or any condition imposed under any Requirement of Law which reasonably could (a) prohibit or restrict (i) the purchase of the Equity Interests, or (ii) the consummation of the other transactions contemplated by this Agreement; (b) subject Buyer or any of its Affiliates to any material penalty under or pursuant to any Requirement of Law if the Equity Interests are purchased; or (c) restrict the performance by any Seller or Company of its obligations under the Transaction Documents to which it is a party in a manner that would reasonably be expected to have a Material Adverse Effect on such Seller or Company.
     6.7 No Litigation. There shall not be pending on the Closing Date any claim that shall have been brought in a Proceeding at law, in equity, in arbitration or before any Governmental Authority against any Seller or Company which would, if adversely determined, reasonably be expected to have a Material Adverse Effect on the ability of such Seller or Company to consummate the transactions contemplated by this Agreement or otherwise seek to prohibit or inhibit consummation of such transactions.
     6.8 Vessels. If any Vessel shall become an Unavailable Vessel on or before the Closing Date for which the amount of the proceeds of insurance payable to the Companies, inclusive of any deductible or self-retention amount, shall be less than the Unavailable Vessel Amount in Annex II, or should the insurance maintained on such Vessel be denied, reserved, arranged or compromised so that the amount of proceeds of insurance payable to the Companies, if any, shall be less than the Unavailable Vessel Amount in Annex II, the Cash Purchase Price shall be reduced by an amount by which the proceeds of insurance paid to the Companies shall be less than the Unavailable Vessel Amount in Annex II. No more than one (1) Vessel shall have become an Unavailable Vessel.
     6.9 Financing. On or before the Closing Date, Buyer shall have arranged financing so that (a) the Cash Purchase Price may be paid and the Escrow Deposit deposited in escrow at Closing; (b) the Companies may repay or refinance all indebtedness of the Companies owed to Bourbon or its Affiliates; and (c) the Companies may repay or refinance all indebtedness related to the Vessels listed as under construction in Section 4.9(a) of the Companies’ Disclosure Schedule; in each case, on terms that are, in all material respects, satisfactory to Buyer.
     6.10 Real Estate Property Holding Corporation. Each Company shall deliver to Buyer an affidavit, under penalties of perjury, stating that it is not and has not been a United States real property holding corporation, dated as of the Closing Date and in form and substance required under Treasury Regulation § 1.897-2(h) so that Buyer is exempt from withholding any portion of the Base Purchase Price thereunder.
     6.11 Sellers’ Opinions. Sellers shall cause to be delivered to Buyer one or more opinions of counsel covering all Sellers substantially in the form attached as Exhibit C, together with such assumptions and limitations as are usual and customary and are acceptable to Buyer.
     6.12 Company Opinions. The Companies shall cause to be delivered to Buyer an opinion of counsel substantially in the form attached as Exhibit D, together with such assumptions and limitations as are usual and customary and are acceptable to Buyer.

     6.13 No Material Adverse Effect. There shall not have been a Material Adverse Effect to either of the Companies since June 30, 2007.
     6.14 Bonus Payments and Phantom Stock Plan Settlement Amounts. The Companies shall have paid the management and shoreside support personnel bonuses due to the Companies’ personnel for the fiscal year end ending June 30, 2008, described on Schedule 5.2(b)(vii), and no further bonuses or other similar payments shall be owed to the employees of the Companies for such fiscal year. The Companies will have accrued a current bonus amount for the semi-annual bonus traditionally paid to the offshore mariners in conformity to prior practice of the Companies. The Companies shall have paid the Phantom Stock Plan Settlement Amounts to employees as described on Schedule 2.3(b)(i).
     6.15 Bourbon Affiliated Vessels Under Construction. The Companies shall have caused all necessary assignments, transfers and management contracts to be executed and delivered to cause the vessels under construction for Bourbon Capital U.S.A. Inc. listed on Schedule 6.15 pursuant to construction contracts with the Companies to be assigned or transferred out of the Companies to a third party as designated by Bourbon Capital U.S.A. Inc., the terms of which assignments, transfers and contracts shall be satisfactory to Buyer.
     6.16 Receipt and Releases. Sellers and the Companies shall execute and deliver, and shall cause all employees receiving the payments contemplated by Section 6.14 to execute and deliver, receipts and releases acknowledging payment of the Base Purchase Price or the payments contemplated by Section 6.14, as the case may be, all in form reasonably satisfactory to Buyer.
ARTICLE VII
CONDITIONS TO THE OBLIGATIONS OF SELLERS TO CLOSE
     The obligations of Sellers to close under this Agreement shall be subject to the satisfaction at or before the Closing Date of each of the following conditions, any of which may be waived, in writing, by the Seller Representative:
     7.1 Payment of Cash Purchase Price. Buyer shall have paid to the Seller Representative the Cash Purchase Price due and owing to Sellers at Closing under this Agreement and shall have deposited the Escrow Deposit with the Escrow Agent.
     7.2 Delivery of Shares. Buyer shall have issued and delivered the Shares to the Seller Representative.
     7.3 Representations and Warranties. The representations and warranties of Buyer contained in Section 3.2 hereof shall be true and correct in all material respects (except for any representations and warranties which are qualified by their terms by a reference to materiality or Material Adverse Effect, which representations shall be true and correct in all respects) at and on the Closing Date as if made at and on such date.
     7.4 Compliance with this Agreement. Buyer shall have performed and complied in all material respects with all of its agreements set forth herein that are required to be performed by Buyer on or before the Closing Date.

     7.5 Authorization, Execution and Delivery of Documents. The following documents shall have been duly authorized, executed and delivered by the respective Parties thereto, shall be in full force and effect on the Closing Date without any event or condition having occurred or existing that constitutes, or that with the giving of notice or lapse of time or both would constitute, a default or breach of any thereof or would give any party thereto the right to terminate any thereof, shall be in form and substance reasonably satisfactory to the Seller Representative, and executed counterparts of each thereof shall have been delivered to each of Buyer and Seller:
     (a) Transaction Documents. The Escrow Agreement, the Non-Competition Agreement and the Registration Rights’ Agreement substantially in the form attached as Exhibit E (the “Registration Rights Agreement”).
     (b) Other Documents. Such other documents and certificates as the Seller Representative shall have reasonably requested in connection with the transactions contemplated by this Agreement.
     7.6 Consents and Approvals. All consents, exemptions, authorizations, or other actions by, or notices to, or filings with, Governmental Authorities and other Persons in respect of all Requirements of Law and Contractual Obligations of Buyer that are necessary or required in connection with the execution, delivery or performance by, or enforcement against, Buyer of this Agreement and each of the other Transaction Documents, shall have been obtained and be in full force and effect, and the Seller Representative shall have been furnished with appropriate evidence thereof. Without limiting the foregoing, Buyer shall have received all state securities or blue sky permits and other authorizations necessary to issue the Shares as contemplated by this Agreement.
     7.7 No Material Judgment or Order. There shall not be in effect on the Closing Date any Order or ruling of any court or other Governmental Authority or any condition imposed under any Requirement of Law which reasonably could (a) prohibit or restrict (i) the purchase of the Equity Interests, or (ii) the consummation of the other transactions contemplated by this Agreement, (b) subject any Seller or any of its Affiliates to any material penalty under or pursuant to any Requirement of Law if the Equity Interests are purchased, or (c) restrict the performance by Buyer of its obligations under the Transaction Documents to which it is a party in a manner that would reasonably be expected to have a Material Adverse Effect on Buyer.
     7.8 No Litigation. There shall not be pending on the Closing Date any claim that shall have been brought in a Proceeding at law, in equity, in arbitration or before any Governmental Authority against Buyer that would, if adversely determined, reasonably be expected to have a Material Adverse Effect on the ability of Buyer to consummate the transactions contemplated by this Agreement or otherwise seek to prohibit or inhibit consummation of such transactions.
     7.9 Buyer Opinion. Buyer shall cause to be delivered to Sellers an opinion of counsel substantially in the form attached as Exhibit F, together with such assumptions and limitations as are usual and customary and are acceptable to the Seller Representative.

     7.10 No Material Adverse Effect. Since the date of this Agreement and through the Closing, there shall not have occurred any change or event that has had a Material Adverse Effect on Buyer.
ARTICLE VIII
TERMINATION
     8.1 Termination of Agreement. This Agreement may be terminated prior to the Closing as follows:
     (a) Mutual Agreement. At any time on or prior to the Closing Date, by mutual written consent of all Parties.
     (b) Due Diligence Review Termination by Buyer. At the election of Buyer, by notice from Buyer to the Seller Representative on or before June 15, 2008, if Buyer shall deem the results of its due diligence with respect to Equity Interests, the Companies, the Business, the Joint Ventures or the Vessels not to be satisfactory to it, in its sole discretion.
     (c) Breach by Buyer. At the election of Sellers by notice from the Seller Representative to Buyer, if there has been a material breach of any representation, warranty, covenant or agreement on the part of Buyer contained in this Agreement, which breach has not been cured within ten (10) calendar days following notice to Buyer of such breach.
     (d) Breach by Sellers or Companies. At the election of Buyer, by notice from Buyer to the Seller Representative: (i) if there has been a material breach of any representation, warranty, covenant or agreement on the part of Sellers or the Companies contained in this Agreement, which breach has not been cured within ten (10) calendar days following notice to the Seller Representative of such breach or (ii) if Sellers or any Company shall have accepted a Superior Proposal.
     (e) Expiration. At the election of any Party if the Closing has not occurred by August 31, 2008, provided that the Party seeking to terminate this Agreement pursuant to this Section 8.1(e) shall not have caused such failure to close.
     (f) Acceptance of a Superior Proposal by Sellers or the Companies. At the election of Sellers, by notice from the Seller Representative to Buyers if Sellers or the Companies shall have accepted a Superior Proposal but only if Sellers and the Companies have complied with the terms of Section 5.3, provided, however, Sellers shall not be entitled to terminate this Agreement under this provision in the event (i) Buyer no longer has a right to terminate this Agreement under the terms of Section 8.1(b) and (ii) Buyer has waived in writing the condition to Closing contained in Section 6.9.
If this Agreement so terminates as provided in Sections 8.1(a), (b) or (e), it shall become null and void and have no further force or effect, except as provided in Section 8.2, and except for claims of breach and fraud as to which all remedies are reserved. If this Agreement is terminated by Buyer pursuant to Section 8.1(d)(ii), and Buyer is not in material breach of this Agreement, or if this Agreement is terminated by Sellers or the Companies pursuant to Section 8.1(f), the Companies shall pay Buyer Twenty Seven Million Five Hundred Thousand Dollars ($27,500,000) in cash for such termination not later than two (2) Business Days after termination, which shall be the sole remedy of Buyer in the case of such termination. If this Agreement does not close as a result (x) of Buyer’s deeming the condition to Closing set forth in Section 6.9 to not be satisfied and the Agreement later terminates pursuant to Section 8.1(e), or (y) of Buyer terminating this Agreement under Section 8.1(b) and, in each case Sellers and the Companies are not in material breach of this Agreement, Buyer shall pay the Seller Representative on behalf of Sellers Five Million Dollars ($5,000,000) not later than two (2) Business Days after the termination of the Agreement.
     8.2 Survival. Except as otherwise expressly provided herein, all rights and obligations of the parties hereunder shall terminate upon termination of this Agreement pursuant to this Article VIII; provided, however, that the provisions of Sections 5.4(b) and (e) and Sections 11.2, 11.7 and 11.9 shall survive any such termination.
ARTICLE IX
POST CLOSING COVENANTS
     9.1 Employees and Employee Matters.
     (a) Employment. Effective as of the Closing, the Companies will continue to employ each employee listed on Schedule 9.1(a) as updated upon request and finally at Closing (collectively, the “Employees”). Employees who immediately following the Closing remain employed by the Companies shall be referred to collectively as “Continued Employees.”
     (b) Continued Employee Benefits. Nothing in this Agreement shall prohibit or limit Buyer’s or any Company’s right on or after the Closing Date, at any time and from time to time, to modify, amend or terminate any salary and wages payable or benefit provided to any Continued Employee, or to terminate the employment of any Continued Employee at any time for any reason.
     (c) Employee Benefit Plans Coverage. Except as otherwise provided herein, on and after the Closing Date, Buyer and the Companies shall have the right to provide the Continued Employees with the employee benefits and paid time-off plans generally provided to other employees of Buyer or its Affiliates, subject to the terms and conditions of Buyer or its Affiliates’ plans.
     (d) Employment — No Third Party Rights. Nothing in this Agreement, express or implied, shall confer upon any employee of the Companies or any of its Affiliates or any legal representatives thereof or any collective bargaining agent any rights or remedies, including any right to employment, or continued employment for any specific period. Nothing in this Agreement, express or implied, shall be deemed to confer upon any Person (or any beneficiary) any rights under or with respect to any plan, program, or arrangement described in or contemplated by this Agreement, and each Person (or any beneficiary) shall be entitled to look only to the express terms of any such plan, program, or agreement.
     9.2 Tax Matters.
     (a) Taxes of Other Persons. Each Seller jointly and severally agrees to indemnify Buyer from and against the entirety of any Losses Buyer may suffer resulting from, arising out of, relating to, in the nature of or caused by any liability of any Company for Taxes or any Seller or any member of the group of which such Seller is a member (other than any Company) under Treas. Reg. §1.1502-6 (or any similar provision of state, local or foreign law).
     (b) Cooperation on Tax Matters. From and after the Closing Date, to the extent reasonably requested by any Party, each Party shall, and shall cause its respective Affiliates to, (i) cooperate fully in the preparation of any Tax Return, (ii) provide, or cause to be provided, any records and other information requested by such Party in connection therewith, as well as access to, and the cooperation of, the auditors of such Party, and (iii) cooperate fully in connection with any Tax investigation, audit or other Proceeding. Buyer and Sellers further agree, upon request, to use their best efforts to obtain any certificate or other document from any Governmental Authority or any other Person as may be necessary to mitigate, reduce or eliminate any Tax that could be imposed (including, but not limited to, with respect to the transactions contemplated hereby). Buyer and Sellers further agree, upon request, to provide the other Party with all information that either Party may be required to report pursuant to Code §6043, or Code §6043A, or treasury regulations promulgated thereunder. Any information obtained pursuant to this Section or pursuant to any other Section hereof providing for sharing of information or the review of any Tax Return or other schedule relating to Taxes shall be subject to the confidentiality provisions of the Confidentiality Agreement.
     (c) Taxes Due Prior to Closing. Buyer shall cause each Company to timely file all Tax Returns required to be filed by or with respect to such Company on a date prior to the Closing Date. Each Seller shall cause each Company to timely pay all Taxes shown on such Tax Returns prior to the Closing Date. All costs accrued by the Companies to prepare and file such Tax Returns will be for the account of Sellers and accrued as a liability on the Companies’ financial statements.
     (d) Pre-Closing and Post-Closing Periods. Each Seller shall cause each Company to prepare all Tax Returns (or portions thereof) relating to each Company required to be filed by or with respect to such Company for all periods ending on or prior to the Closing Date that are due to be filed on or after the Closing Date.
     (e) Tax Returns. Without the prior written consent of the Seller Representative and Buyer (not to be unreasonably withheld or delayed), the Tax Returns referred to in this Section shall be prepared in a manner consistent in all material respects with such Tax Returns previously filed in the relevant jurisdiction.

     (f) Audits. The Seller Representative and Buyer will notify and allow each other and their counsel to participate at its own expense in any audits of the Tax Returns of the Company, but only to the extent that such returns relate to periods for which the Party requesting participation is responsible for filing such Tax Returns or may be required to indemnify. Neither Party will settle any such audit in a manner that would materially and adversely affect the other without the prior written consent of the other, which consent shall not be unreasonably withheld.
     (g) Indemnification for Post Closing Transactions. Buyer agrees to indemnify Sellers for any additional Taxes owed by Sellers resulting from any transaction not in the ordinary course of business occurring on the Closing Date after Buyer’s purchase of the Equity Interests.
     (h) Certain Taxes. All transfer, documentary, sales, use, stamp, registration and other such Taxes (including any penalties and interest thereon) incurred in connection with this Agreement shall be paid by Sellers when due, and Sellers will, at its own expense, file all necessary Tax Returns and other documentation with respect to all such transfer, documentary, sales, use, stamp, registration and other Taxes, and, if required by applicable law, Sellers will, and will cause its Affiliates to, join in the execution of any such Tax Returns and other documentation.
     (i) Disputes. Any disputes between the Parties with respect to this Section 9.2 shall be resolved by KPMG Tax Advisory Service or other nationally recognized firm of independent certified accountants mutually agreed upon by the Seller Representative and Buyer, whose fees and expenses shall be shared equally between Buyer and Sellers.
     9.3 Unavailable Vessels. In the event there shall be any Unavailable Vessels for which there would be an adjustment of the Cash Purchase Price as provided in Section 6.8, and such adjustment shall not have been made at Closing, such adjustment shall be made in accordance with Section 2.4(a) as part of the Post-Closing Adjustments, or shall be made as soon thereafter as is reasonably practicable and may be paid out of the Escrow Funds. In the event that subsequent to the adjustment of the Base Purchase Price under Section 6.8 or this Section 9.3, monies or value are received from underwriters or third parties by Buyer or through its ownership of the Companies or their assets from insurance underwriters of the Companies for which a Base Purchase Price adjustment has already been made or an adjustment has been made as a part of the Post-Closing Adjustments, the net amount of such recovery of monies or value shall be remitted to the Seller Representative within seven (7) days of receipt by Buyer.
     9.4 Further Assurances. In case at any time after the Closing any further action is necessary or desirable to carry out the purposes of this Agreement, each of the Parties will take such further action (including the execution and delivery of such further instruments and documents) as any other Party reasonably may request, all at the sole cost and expense of the requesting Party (unless the requesting Party is entitled to indemnification therefor under this Agreement). Sellers and Buyer acknowledge and agree that from and after the Closing, Buyer will be entitled to possession of all documents, books, records (including Tax records), agreements and financial data of any sort of each Company.

     9.5 Litigation Support. In the event and for so long as any Party actively is contesting or defending against any Proceeding or demand in connection with (a) any transaction contemplated by this Agreement or (b) any fact, situation, circumstance, status, condition, activity, practice, plan, occurrence, event, incident, action, failure to act or transaction on or prior to the Closing Date involving any Company, each of the other Parties will cooperate with such Party or its counsel in the contest or defense, make available their personnel upon reasonable notice, and provide such testimony and access to their books and records upon reasonable notice as will be necessary in connection with the contest or defense, all at the sole cost and expense of the contesting or defending Party (unless the contesting or defending Party is entitled to indemnification therefor under this Agreement).
ARTICLE X
INDEMNIFICATION
     10.1 Survival of Representations and Warranties. Claims arising out of the representations and warranties of Sellers, Buyer and the Companies in this Agreement shall survive the Closing for the periods set forth in this Section 10.1:
     (a) Survival of Warranties of the Sellers and Companies. Subject to Section 10.1(c), all of representations and warranties of Sellers and the Companies contained in this Agreement and all claims and causes of action with respect thereto shall be released and of no further force and effect on the Release Date, except that:
     (i) the representations and warranties in Sections 3.1(b) (Authorization of Transaction), (f) (Binding Effect), and (i) (Equity Interests) and Sections 4.2 (Authorization; No Contravention), 4.5 (Binding Effect), 4.7 (Capitalization) and 4.9(a) (Vessels) shall have no expiration date; and
     (ii) the representations and warranties in Sections 4.13 (Environmental Matters), 4.16 (Tax Matters) and 4.20 (Benefit Plans) shall expire upon the running of the applicable statute of limitations (after giving effect to any extensions or waivers thereof in effect as of the Closing), plus six (6) months;
     (b) Survival of Warranties of Buyer. Subject to Section 10.1(c), the representations and warranties of Buyer contained in this Agreement shall expire on the Release Date, except that the representations and warranties in Section 3.2(b) (Authorization of Transaction) and Section 3.2(f) (Binding Effect) shall have no expiration date.
     (c) Claims Survive Termination of Period. In the event notice of any claim for indemnification under this Article X is given within the applicable survival period set forth in this Section 10.1, the expiration of the representations and warranties that are the subject of such indemnification claim shall not affect the validity of such claim or the Indemnified Party’s right to be indemnified hereunder until such claim is finally resolved, but only insofar as it relates to the specific indemnification claim as to which notice was given prior to expiration.

     (d) Knowledge. The right of Buyer to indemnification, payment of Losses or other remedy based on the representations, warranties, covenants and obligations contained in this Agreement will not be affected by any investigation conducted with respect to, or any knowledge acquired (or capable of being acquired) at any time, whether before or after the Closing Date, with respect to the accuracy or inaccuracy of, or compliance with, any such representation, warranty, covenant or obligation, including any matter listed in the Schedules hereto, whether at the time of execution or as updated between execution and Closing. The waiver of any condition based on the accuracy of any representation or warranty, or on the performance of or compliance with any covenant or obligation, will not affect the right to indemnification, payment of Losses or other remedy based on such representations, warranties, covenants and obligations.
     10.2 Sellers’ Indemnification. Subject to the terms and conditions of Section 10.4, from and after the Closing, Sellers hereby agree, jointly and severally, that they shall indemnify, defend and hold harmless Buyer, the Companies and each of their Affiliates and, if applicable, their respective directors, officers, shareholders and employees and their heirs, successors and assigns (collectively, the “Buyer Indemnified Parties”) from and against any and all costs (including reasonable attorneys’ fees and expenses), losses, claims or damages (collectively, “Losses”) sustained, incurred or suffered by or asserted against any of the Buyer Indemnified Parties, directly or indirectly, by reason of or resulting from or arising out of: (a) the breach of any representation or warranty made by Sellers in Section 3.1 or the Companies in Article IV, subject to the limitations contained in Sections 10.1(a), (c) and (d) and 10.5(a), (c) and (d); (b) all liabilities of the Companies arising from or relating to any pre-Closing event or pre-Closing period; and (c) any breach of any covenant of Sellers or the Companies.
     10.3 Buyer Indemnification. Subject to the terms and conditions of Section 10.4, from and after the Closing, Buyer hereby agrees to indemnify, defend and hold harmless each Seller, its Affiliates and, if applicable, their respective directors, officers, shareholders, managers, members, trustees, beneficiaries and employees and their heirs, successors and assigns (collectively, the “Seller Indemnified Parties” and, such parties, together with the Buyer Indemnified Parties, the “Indemnified Parties”) from and against all Losses sustained, incurred or suffered by or asserted against any of the Seller Indemnified Parties, directly or indirectly, by reason of or resulting from or arising out of: (a) the breach of any representation or warranty made by Buyer in Section 3.2, subject to the limitations contained in Sections 10.1(b) and (c) and 10.5(b), (c) and (d); (b) all liabilities arising after the Closing Date for obligations relating to operation of the Companies after the Closing Date; and (c) any breach of any covenant of Buyer.
     10.4 Conditions of Indemnification. The respective obligations and liabilities of Sellers, on the one hand, and Buyer, on the other hand (herein sometimes called the “indemnifying party”), to the other (herein sometimes called the “party to be indemnified”) under Article X hereof shall be subject to the following terms and conditions:
     (a) within 60 days after receipt of notice of commencement of any action or the assertion of any claim by a third party (whether or not any Loss from such claim is within the Basket), the party to be indemnified shall give the indemnifying party written notice thereof together with a copy of such claim, process or other legal pleading (provided that failure to so notify the indemnifying party of the assertion of a claim within such period shall not affect its indemnity obligation hereunder except as and to the extent that the indemnifying party demonstrates that it has been prejudiced by such delay), and the indemnifying party shall have the right to undertake the defense thereof by representatives of its own choosing; in any event, the indemnified party will be entitled to participate in at its own cost, but not control, the defense of such claim with counsel of its choice at its own expense;
     (b) in the event that the indemnifying party, by the 30th day after receipt of notice of any such claim (or, if earlier, by the tenth day preceding the day on which an answer or other pleading must be served in order to prevent judgment by default in favor of the person asserting such claim), does not elect to defend against such claim, the party to be indemnified will (upon further notice to the indemnifying party) have the right to undertake the defense, compromise or settlement of such claim on behalf of and for the account of the indemnifying party, subject to the right of the indemnifying party to assume the defense of such claim at any time prior to settlement, compromise or final determination thereof;
     (c) if there is a reasonable probability that a claim may materially and adversely affect the indemnified party other than as a result of money damages or other money payments, such claim shall not be settled or compromised without the prior written consent of both the indemnifying party and the indemnified party, in such case such consent not to be unreasonably withheld;
     (d) in connection with any such indemnification, the indemnified party will cooperate in all reasonable requests of the indemnifying party; and
     (e) neither party hereto will be liable to the other hereunder for any punitive or exemplary or consequential damages of any nature relating to any claim for which either such party may be entitled to recover under this Agreement; provided, however, that this limitation shall not apply to any indemnification claim by any party to this Agreement based (i) on a third party claim which includes, as part of that third party claim, a claim for consequential damages, or (ii) on a claim which alleges willful misconduct or fraud.
     10.5 Limitations.
     (a) Limits on Sellers’ Obligations. Sellers shall not be liable to Buyer Indemnified Parties for indemnification under Section 10.2(a) for any Losses except to the extent (and then only to the extent) such Losses exceed an aggregate amount equal to Five Hundred Thousand Dollars ($500,000) (the “Basket”), and then only for all such Losses in excess thereof up to Twenty Million Dollars ($20,000,000) (the “Cap”); provided, however, that the foregoing limitations do not apply to indemnification claims with respect to breaches of the representations or warranties contained in Sections 3.1(b) (Authorization of Transaction), (f) (Binding Effect) and (i) (Equity Interests) and Sections 4.2 (Authorization; No Contravention), 4.5 (Binding Effect), 4.7 (Capitalization) and 4.9(a) (Vessels) or for indemnifiable Taxes described in Section 9.2. Sellers’ obligations to Buyer Indemnified Parties shall be satisfied initially from the Escrow

Funds, and the Seller Representative and Buyer shall execute all documents necessary to release the applicable amount from the Escrow Funds.
     (b) Limits on Buyer’s Obligations. Buyer shall not be liable to Seller Indemnified Parties for indemnification under Section 10.3(a) for any Losses except to the extent (and then only to the extent) the Losses exceed an aggregate amount equal to the Basket, and then only for all such Losses in excess thereof up to the Cap; provided, however, that the foregoing limitations do not apply to any indemnification claims with respect to breaches of the representations or warranties contained in Section 3.2(b) (Authorization of Transaction), (f) (Binding Effect), (h) (Shares) and (m) (Environmental Matters), or to the indemnity obligations of Buyer for indemnifiable Taxes described in Section 9.2.
     (c) Limitations on Sellers’ and Buyer’s Obligations. The amount of any Losses payable under Sections 10.2 or 10.3 shall be net of any amounts actually recovered by the party to be indemnified under applicable insurance policies of the Companies or from any other Person alleged to be responsible therefor. If the party to be indemnified receives any amounts under such applicable insurance policies, or from any other Person alleged to be responsible for any Losses subsequent to an indemnification payment by the indemnifying party, then such party to be indemnified shall promptly reimburse the indemnifying party for any payment made or expense incurred in connection with providing such indemnification payment up to the amount received by the party to be indemnified, net of any expenses incurred by such party to be indemnified in collecting such amount. The Parties shall use all commercially reasonable efforts to collect any amounts available under insurance coverage and from any other Person alleged to have responsibility therefor.
     (d) No Duplication of Recovery. Any liability for indemnification under Article X shall be determined without duplication of recovery by reason of (i) the state of facts giving rise to such liability constituting a breach of more than one representation, warranty, covenant or agreement or by reason a claim for indemnification may be made under more than one of Sections 10.2(a), (b) or (c) or 10.3(a), (b) or (c), as the case may be or (ii) any Post-Closing Adjustment to the Base Purchase Price pursuant to Article II.
ARTICLE XI
MISCELLANEOUS
     11.1 Interpretation. Any statute, regulation, or other law defined or referred to herein (or in any agreement or instrument that is referred to herein) means such statute, regulation or other law as, from time to time, may be amended, modified or supplemented, including (in the case of statutes) by succession of comparable successor statutes. References to a Person also refer to its predecessors and permitted successors and assigns.
     11.2 Notices. All notices, requests, consents and demands to or upon the respective parties hereto shall be in writing, and, unless otherwise expressly provided herein, shall be deemed to have been duly given or made (a) if delivered by hand (including by overnight courier), when delivered; (b) on the next Business Day after delivery to a nationally recognized overnight carrier service if sent by overnight delivery for next morning delivery; (c) in the case of mail, three (3) Business Days after deposit in United States first class mail, certified with return receipt requested and postage prepaid; and (d) in the case of facsimile transmission, when receipt is mechanically acknowledged. In each case: (x) if delivery is not made during normal business hours at the place of receipt, receipt and due notice under this Agreement shall be deemed to have been made on the immediately following Business Day, and (y) notice shall be sent to the address of the party to be notified, as follows, or to such other address as may be hereafter designated by the respective parties hereto in accordance with these notice provisions:
if to Sellers, to:
Rigdon Marine Corporation
815 Walker Street
Houston, Texas 77002
Attention: Larry T. Rigdon
with a copy (which shall not constitute notice) to:
Lugenbuhl Wheaton Peck Rankin & Hubbard
601 Poydras St. — Suite 2775
New Orleans, Louisiana 70130
Attention: Stewart F. Peck
if to Buyer, to:
c/o GulfMark Offshore, Inc.
10111 Richmond Avenue, Suite 340
Houston, Texas 77042
Fax: (713) 963-9796
Attention: Bruce A. Streeter
with a copy (which shall not constitute notice) to:
Strasburger & Price LLP
1401 McKinney, Suite 2200
Houston, Texas 77010
Fax: (832) 397-3522
Attention: Garney Griggs
     11.3 Successors and Assigns; Third Party Beneficiaries. This Agreement shall inure to the benefit of and be binding upon the successors and permitted assigns of the parties hereto. Other than an assignment by Buyer to a Subsidiary of Buyer in whole or in part of Buyer’s obligations or rights hereunder (which shall not affect the liability of Buyer, with Buyer remaining solely and fully responsible), this Agreement shall not be assigned or assignable by any party hereto without the prior written consent of each other party hereto.

     11.4 Amendment and Waiver.
     (a) Amendment. Any amendment, supplement or modification of or to any provision of this Agreement, any waiver of any provision of this Agreement, and any consent to any departure by any Seller or Buyer from the terms of any provision of this Agreement, shall be effective (i) only if it is made or given in writing and signed by the parties hereto, in the case of an amendment, supplement or modification, and by the party granting the waiver or consent in the case of a waiver or consent, and (ii) only in the specific instance and for the specific purpose for which made or given. Except where notice is specifically required by this Agreement, no notice to or demand on Seller instead of upon the Seller Representative shall entitle any Seller to any other or further notice or demand in similar or other circumstances.
     (b) Waiver. No failure or delay on the part of any Seller or Buyer in exercising any right, power or remedy hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any such right, power or remedy preclude any other or further exercise thereof or the exercise of any other right, power or remedy. The remedies provided for herein are cumulative and are not exclusive of any remedies that may be available to any Seller or Buyer at law, in equity or otherwise.
     11.5 Counterparts. This Agreement may be executed in any number of counterparts and by the parties hereto in separate counterparts, each of which when so executed shall be deemed to be an original and all of which taken together shall constitute one and the same agreement.
     11.6 Headings. The headings in this Agreement are for convenience of reference only and shall not limit or otherwise affect the meaning hereof.
     11.7 Governing Law; Consent to Jurisdiction. THIS AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE GENERAL MARITIME LAW OF THE UNITED STATES TO THE EXTENT APPLICABLE AND OTHERWISE BY THE LAWS OF THE STATE OF TEXAS WITHOUT REGARD TO THE PRINCIPLES OF CONFLICTS OF LAW THEREOF. The parties hereto irrevocably submit to the exclusive jurisdiction of any federal court of the Southern District of Texas or any state court sitting in Harris County, Texas over any suit, action or Proceeding arising out of or relating to this Agreement. To the fullest extent they may effectively do so under applicable law, the parties hereto irrevocably waive and agree not to assert, by way of motion, as a defense or otherwise, any claim that they are not subject to the jurisdiction of any such court, any objection that they may now or hereafter have to the laying of the venue of any such Proceeding brought in any such court, any claim that the subject matter hereof may not be enforced in such court and any claim that any such Proceeding brought in any such court has been brought in an inconvenient forum.
     11.8 Severability. If any one or more of the provisions contained herein, or the application thereof in any circumstance, is held invalid, illegal or unenforceable in any respect for any reason, the validity, legality and enforceability of any such provision in every other respect and of the remaining provisions hereof shall not be in any way impaired, unless the provisions held invalid, illegal or unenforceable shall substantially impair the benefits of the remaining provisions hereof.
     11.9 Remedies. Each of the Parties acknowledges and agrees that the other Parties would be damaged irreparably in the event any of the provisions of this Agreement are not performed in accordance with their specific terms or otherwise are breached. Accordingly, each of the Parties agrees that the other Parties will be entitled to seek an injunction to prevent breaches of the provisions of this Agreement and to enforce specifically this Agreement and the terms hereof in any action in addition to any other remedy to which they may be entitled, at law or in equity.
     11.10 Rules of Construction. Unless the context otherwise requires, references to sections or subsections refer to sections or subsections of this Agreement, and references to “including” mean “including but not limited to” the specific matters referenced.
     11.11 Entire Agreement. This Agreement, together with the Annexes and Schedules hereto, and the other Transaction Documents are intended by the parties as a final expression of their agreement and intended to be a complete and exclusive statement of the agreement and understanding of the parties hereto in respect of the subject matter contained herein and therein. There are no restrictions, promises, representations, warranties or undertakings, other than those set forth or referred to herein or therein. This Agreement, together with the Annexes and Schedules hereto, and the other Transaction Documents supersede all prior agreements and understandings between the parties with respect to such subject matter, except the rights, obligations and liabilities of the Confidentiality Agreement previously entered into by the Parties with respect to the transaction governed by this Agreement shall remain in full force and effect and shall survive the execution and delivery of this Agreement.
[Remainder of page intentionally left blank; signature pages follow]

     IN WITNESS WHEREOF, the parties have entered into this Agreement effective May 28, 2008.

COMPANIES: RIGDON MARINE HOLDINGS, L.L.C.
By:	/s/ Larry. T. Rigdon
	Name:	Larry T. Rigdon
	Title:	President & Manager

RIGDON MARINE CORPORATION
By:	/s/ Larry. T. Rigdon
	Name:	Larry T. Rigdon
	Title:	Chairman & CEO

SELLERS: MEMBERS OF RIGDON MARINE HOLDINGS, L.L.C.
/s/ Larry T. Rigdon
Larry T. Rigdon

/s/ Robert J. Gebhardt
Robert J. Gebhardt

/s/ Richard M. Currence
Richard M. Currence

/s/ William L. Guice,
William L. Guice, IV

/s/ James A. Harkness
James A. Harkness

/s/ James Whitley
James Whitley

/s/ John Teague
John Teague

/s/ Kenneth Dawson
Kenneth Dawson

/s/ Thomas Sweeney
Thomas Sweeney

/s/ Jay Martin
Jay Martin

/s/ Granville Rabalais
Granville Rabalais

/s/ Rodney Abshire
Rodney Abshire

/s/ Mary F. Rivers
Mary F. Rivers

/s/ Ryan Gregory
Ryan Gregory

/s/ James A. Ducote
James A. Ducote

/s/ Larry Joseph
Larry Joseph

/s/ Nathan Guice
Nathan Guice

/s/ David Darling
David Darling

/s/ Ed Goerig
Ed Goerig

BOURBON OFFSHORE (F/K/A BOURBON OFFSHORE HOLDINGS, SAS)
/s/ Christian Lefevre
By: Christian Lefevre
Title:	President

MER/JKR 2006 Trust
/s/ James A. Harkness
By: James A. Harkness
Title:	Trustee

MMR/JKR 2006 Trust
/s/ James A. Harkness
By: James A. Harkness
Title:	Trustee

MER/LTR 2006 Trust
/s/ James A. Harkness
By: James A. Harkness
Title:	Trustee

MMR/LTR 2006 Trust
/s/ James A. Harkness
By: James A. Harkness
Title:	Trustee

SHAREHOLDERS OF RIGDON MARINE CORPORATION: BOURBON OFFSHORE (f/k/a BOURBON OFFSHORE HOLDINGS SAS)
By:	/s/ Christian Lefevre
	Name:	Christian Lefevre
	Title:	President

SHERWOOD INVESTMENT, L.L.C.
By:	/s/ Joseph P. Tennant
	Name:	Joseph P. Tennant
	Title:	Manager

JOHN J. TENNANT III IRREVOCABLE TRUST
By:	/s/ Annie T. Buell
	Name:	Annie T. Buell
	Title:	Trustee

BRIAN M. BOWMAN IRREVOCABLE TRUST
By:	/s/ Annie T. Buell
	Name:	Annie T. Buell
	Title:	Trustee

BUYER: GULFMARK OFFSHORE, INC.
By:	/s/ Bruce Streeter
	Name:	Bruce Streeter
	Title:	President & CEO